UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
F5 Networks, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date Filed:

NOTICE OF FISCAL YEAR 2020 ANNUAL SHAREHOLDERS MEETING
Date	March 11, 2021

Time	11:00 a.m. Pacific Time

Virtual Meeting Location	This year is a virtual meeting at www.virtualshareholdermeeting.com/FFIV2021

Record Date	January 6, 2021. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

Items of Business	1.	to elect 10 directors nominated by the Board of Directors of the Company to hold office until the annual meeting of shareholders for fiscal year 2021;
	2.	to approve the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000 shares;
	3.	to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021;
	4.	to approve, on an advisory basis, the compensation of our named executive officers;
	5.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

SCOT F. ROGERS
Secretary
Seattle, Washington
January 27, 2021
YOUR VOTE IS IMPORTANT!
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and wish to vote virtually at the meeting, please see “Questions and Answers About the Annual Meeting and These Proxy Materials” below.

Important Notice Regarding the Availability of Proxy Materials for
the Company’s Annual Meeting of Shareholders on March 11, 2021.
The F5 Networks, Inc. Proxy Statement and 2020 Annual Report to Shareholders are available online at
www.proxyvote.com and on our website at www.f5.com under the “Company — Investor Relations — Financials” section.
Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.
VOTE BY INTERNET	VOTE BY TELEPHONE
www.proxyvote.com	1-800-690-6903 via touch tone
24 hours a day/7 days a week	24 hours a day/7 days a week
VOTE ONLINE DURING THE MEETING
See “Questions and Answers About the Annual Meeting and These Proxy Materials — How do I vote? — Voting “Virtually” at the Annual Meeting” below.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 10, 2021. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated since a majority of the shares of Common Stock entitled to vote must be represented at the virtual Annual Meeting, either in person or by proxy, to constitute a quorum for the conduct of business.
Please note that brokers may not vote your shares on the election of directors or on the advisory vote on compensation or the proposal to approve the 2014 Incentive Plan in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

F5 NETWORKS, INC.
801 Fifth Avenue
Seattle, Washington 98104
PROXY STATEMENT
FISCAL YEAR 2020 ANNUAL MEETING OF SHAREHOLDERS
F5 Networks, Inc. (“F5” or the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on March 11, 2021, at 11:00 a.m., Pacific Time, in a virtual format through a live webcast at www.virtualshareholdermeeting.com/FFIV2021, and at any adjournments or postponements thereof (the “Annual Meeting”). As used herein, “we,” “us,” “our,” “F5” or the “Company” refers to F5, a Washington corporation. These materials are being mailed to shareholders on or about January 27, 2021. The Company’s principal executive offices are located at 801 Fifth Avenue, Seattle, Washington 98104. The Company’s telephone number at that location is 206-272-5555.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders
Time and Date — March 11, 2021 at 11:00 a.m. PT
Virtual Meeting Location — This year is a virtual meeting at www.virtualshareholdermeeting.com/FFIV2021
Record Date — Shareholders as of January 6, 2021 are entitled to vote
Mailing Date – Approximately January 27, 2021
Voting - Shareholders as of the record date are entitled to vote. Each share of Company common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Meeting Agenda
•	Election of 10 directors listed in this Proxy Statement and on the proxy card
•	To approve the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000 shares
•	Ratification of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for fiscal year 2021
•	Advisory vote on executive compensation
•	Transact other business that may properly come before the meeting
Voting Matters and Vote Recommendation
Proposal	Board Vote Recommendation	Page References for More Detail
Proposal 1. To elect 10 directors nominated by the Board to hold office until the annual meeting of shareholders for fiscal year 2021	FOR (each nominee)	pp. 47
Proposal 2. To approve the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000	FOR	pp. 48
Proposal 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021	FOR	pp. 54
Proposal 4. Advisory vote to approve the compensation of our named executive officers	FOR	pp. 55
Board & Governance Highlights
Independent Board Chair	Majority Voting for All Directors
9 of 10 Board Nominees are Independent	Annual Board Self-Assessment Process
6 of 10 Board Nominees are Diverse	Independent Directors Meet Without Management Present
Declassified Board — all Directors elected annually beginning at the annual meeting for fiscal year 2015	Prohibition on Hedging, Pledging and Short Sale of Company Stock
Share Ownership Guidelines for Executives & Directors Clawback Policy

Performance Highlights
•	Record annual revenue $2.35 billion, up 5% over fiscal year 2019
•	Cash flows from operations of $661 million
•	GAAP net income of $307 million
•	$100.0 million returned to shareholders through stock buybacks
Awards and Company Recognition
•	Seven company employees were included in CRN’s 2020 Women of the Channel
•	F5 recognized in the Puget Sound Business Journal’s Top Corporate Philanthropists
•	F5 selected for the Washington State Governor’s Volunteer Service Award
•	F5 named in the Top 10 in Tech Hardware sector for America’s Most Just Companies
•	F5’s Shape Security won 2020 Fortress Cyber Security Award: Software & Applications
•	F5 captured Microsoft’s Security Partner Award for Customer Impact at the 2020 RSA conference
•	F5’s Shape Security named a Hot Company of the Year for Security Services in Network Product Guide’s 2020 IT World Awards
Compensation Policies and Practices Linked to Shareholder Value Creation and Mitigation of Risk
•	We emphasize pay for performance and align executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.
•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved.
•	No excise tax gross-ups — the Company does not provide “golden parachute” excise tax gross-ups upon a change in control of the Company.
•	The Company offers its executive officers only modest perquisites that are supported by a business interest and are consistent with broad-based benefit plans available to other employees.
•	Stock Ownership Guidelines — the Board and Company executives are subject to stock ownership requirements that encourage alignment with the interests of shareholders.
•
Clawback policy — incentive compensation for all of the NEOs may be subject to recoupment in the event the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement.

•
No hedging or pledging of stock — executive officers are prohibited from entering into hedging or pledging transactions or trading in puts, calls or other derivatives of the Company’s Common Stock or otherwise engaging in short sales of Common Stock of the Company.

•	No re-pricing of options — under the terms of the F5 Networks, Inc. 2014 Incentive Plan, the re-pricing of underwater options is prohibited absent shareholder approval.
•	Double-trigger change of control agreements — the Company’s change of control agreements with its executives contain a “double trigger” feature.
•	Annual Advisory Vote on Executive Compensation.

Director Nominees
The following table provides summary information about each director nominee. Each director named below is a continuing director and all directors are elected annually by a majority of votes cast.
Name	Age	Director Since	Occupation	Independent	Diverse(1)	Other Public Boards	Audit	Compensation	Nominating & Governance
Sandra E. Bergeron	62	1/2013	Lead Independent Director, Qualys, Inc. and Director, SumoLogic, Inc.	✓	✓	X		C	M
Elizabeth L. Buse	59	9/2020	Board Member, U.S. Bancorp. Retired Chief Executive Officer, Monitise, Plc,	✓	✓	X		M
Michel Combes	58	7/2018	President, SoftBank Group International	✓		X			M
Michael L. Dreyer	57	10/2012	Retired Chief Operations Officer, Silicon Valley Bank	✓		X	M		C
Alan J. Higginson	73	5/1996	Chairman of the Board, F5; Former Chairman, Hubspan, Inc.	✓				M	M
Peter S. Klein	58	3/2015	Board Member, Denali Therapeutics. Retired Chief Financial Officer, Microsoft	✓		X	C, F
François Locoh-Donou	49	4/2017	President and Chief Executive Officer, F5		✓
Nikhil Mehta	43	1/2019	Chief Executive Officer, Gainsight, Inc.	✓	✓
Marie E. Myers	52	1/2019	Interim Chief Financial Officer and Chief Transformation Officer, HP, Inc.	✓	✓	X	M, F
Sripada Shivananda	48	4/2020	Senior Vice President and Chief Technology Officer, PayPal Holdings, Inc.	✓	✓		M
C = Chair
M = Member
F = Financial Expert
(1)
Directors included in the diverse designation represent individuals whose race, gender or ethnicity contribute to Board heterogeneity and expand the Board’s understanding of the needs and viewpoints of our customers, partners, employees, investors and other stakeholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
Why am I receiving these materials?
You are receiving these materials because you are a shareholder of the Company as of the close of business on January 6, 2021 (the “Record Date”) and are entitled to receive notice of the Annual Meeting and to vote on matters that will be presented at the meeting. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•
FOR the election of Sandra E. Bergeron, Elizabeth L. Buse, Michel Combes, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, Nikhil Mehta, Marie E. Myers, and Sripada Shivananda as directors to hold office until the annual meeting of shareholders for fiscal year 2021;

•	FOR the proposal to approve the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000 shares; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Will there be any other items of business on the agenda?
The Company is not aware, as of the date of this Proxy Statement, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.
Who is entitled to vote at the Annual Meeting?
Only holders of our common stock, no par value (the “Common Stock”), at the close of business on the Record Date may vote at the Annual Meeting. We refer to the holders of Common Stock as “shareholders” throughout this proxy statement. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date.
What constitutes a quorum, and why is a quorum required?
We need a quorum of shares of Common Stock eligible to vote to conduct business at our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the virtual Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 61,633,890 shares of Common Stock outstanding and entitled to vote at the virtual Annual Meeting, meaning that 30,816,946 shares of Common Stock must be represented in person or by proxy to have a quorum. Abstentions and broker non-votes (as described below) will also count towards the quorum requirement. Your shares will be counted toward the number needed for a quorum if you: (i) submit a valid proxy card or voting instruction form, (ii) give proper instructions over the telephone or on the Internet, or (iii) in the case of a shareholder of record, virtually attend the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
•
Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer, our transfer agent.

•
Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or nominee provides. If you wish to vote the shares you own beneficially at the virtual meeting, you should follow the voting instructions or other information you received from your broker or other nominee and the instructions on the website at www.virtualshareholdermeeting.com/FFIV2021. If you do not provide your broker or nominee with instructions on how to vote your shares or a legal proxy, your broker or nominee will be able to vote your shares with respect to some, but not all, of the proposals. Please see “What will happen if I do not vote my shares?” and “What if I do submit my proxy but do not specify how my shares are to be voted?” for additional information.

How do I vote?
Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your shares:
•
Voting by Mail. You may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than March 10, 2021 to be voted at the Annual Meeting. If you vote by telephone or on the Internet, please do not return your proxy card unless you wish to change your vote.

•	Voting by Telephone. You may vote by telephone by using the toll-free number listed on your proxy card.
•
Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

•
Voting “Virtually” at the Annual Meeting. You may vote your shares at the Annual Meeting by following the instructions on the website at www.virtualshareholdermeeting.com/FFIV2021. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you do note vote at the virtual Annual Meeting.

Beneficial Owners. You may vote by the method explained on the voting instructions or other information you receive from the broker or nominee.
Can I revoke or change my vote after I submit my proxy?
Yes. You may revoke or change your vote after submitting your proxy by one of the following procedures:
•
Delivering a proxy revocation or another proxy bearing a later date to the Secretary of the Company at 801 Fifth Avenue, Seattle, Washington 98104 up until 11:59 p.m. Eastern Time the day before the Annual Meeting;

•	If you have voted by Internet or telephone and still have your control number, you may change your vote via Internet or telephone up until 11:59 p.m. Eastern Time the day before the Annual Meeting;
•
Attending the Annual Meeting and voting virtually. If you are a beneficial owner, you should follow the voting instructions or other information you received from your broker or other nominee and the instructions on the website at www.virtualshareholdermeeting.com/FFIV2021.

Please note that attendance alone at the Annual Meeting will not revoke a proxy; you must actually vote at the virtual Annual Meeting.

What will happen if I do not vote my shares?
•
Shareholders of Record. If you are the shareholder of record of your shares and you do not vote by mail, by telephone, via the Internet or virtually at the Annual Meeting, your shares will not be voted at the Annual Meeting.

•
Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable stock exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters, which include Proposals 1, 2 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3.

What if I do submit my proxy but do not specify how my shares are to be voted?
If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•
FOR the election of Sandra E. Bergeron, Elizabeth L. Buse, Michel Combes, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, Nikhil Mehta, Marie E. Myers and Sripada Shivananda as directors to hold office until the annual meeting of shareholders for fiscal year 2021;

•	FOR approval of the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000 shares;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.
What is the effect of an abstention or a “broker non-vote”?
Brokers or other nominees who hold shares of Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. If you abstain from voting on a proposal, or if a broker or nominee indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Furthermore, any abstention or broker non-vote will have no effect on the proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.
What is the vote required for each proposal?
Proposal	Vote Required*	Broker Discretionary Voting Allowed
Proposal 1 — Election of 10 directors nominated by the Board to hold office until the annual meeting of shareholders for fiscal year 2021 and until his or her successor is elected and qualified	Majority of Votes Cast	No
Proposal 2 — To approve the F5 Networks, Inc. 2014 Incentive Plan as amended and restated to increase the number of shares of common stock issuable by an additional 900,000 shares	Majority of Votes Cast	No
Proposal 3 — Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021	Majority of Votes Cast	Yes
Proposal 4 — Advisory vote to approve the compensation of our named executive officers	Majority of Votes Cast	No
*
Under Washington law and the Company’s Third Amended and Restated Articles of Incorporation (the “Articles”) and Seventh Amended and Restated Bylaws (the “Bylaws”), if a quorum exists at the meeting, a nominee for director in an uncontested election will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. If a director nominee who is an incumbent does not receive the requisite votes, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director; (ii) 90 days after the date on which an inspector determines the voting results as to that director; or (iii) the date of the director’s resignation. With respect to Proposals 2, 3 and 4, a majority of votes cast means that the number of votes cast “FOR” the matter exceeds the number of votes cast “AGAINST” the respective matter.
With respect to Proposal 1, you may vote FOR the nominee, AGAINST the nominee, or you may vote ABSTAIN as to the nominee. The nominee will be elected if he or she receives more FOR votes than AGAINST votes. Proxies may not be voted for more than 10 directors and shareholders may not cumulate votes in the election of directors.
With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN as to each proposal.
Why are we holding a virtual Annual Meeting?
We believe that it is best to hold a virtual only Annual Meeting this year given global health concerns associated with the COVID-19 pandemic. In addition, a virtual meeting provides broad and convenient access to and enables participation by our shareholders in a cost reducing and environmentally friendly way. The virtual Annual Meeting will allow our shareholders to ask questions and to vote.
How can I attend and participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of shareholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/FFIV2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The Annual Meeting will begin promptly at 11:00 a.m. Pacific Time on March 11, 2021. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 10:45 a.m. Pacific Time, and you should allow ample time to ensure your ability to access the meeting.
We will hold our question and answer session with management immediately following the conclusion of the business to be conducted at the Annual Meeting.
You may submit a question at any time during the meeting by visiting www.virtualshareholdermeeting.com/ FFIV2021. The Chair of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting.
What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?
Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call 844-986-0822 (domestic) or 303-562-9302 (international) for assistance.
What happens if the Annual Meeting is adjourned or postponed?
Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.
Who is making this proxy solicitation and paying for the costs of this proxy solicitation?
The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Alliance Advisors to assist with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Alliance Advisors customary fees, which are expected to be $7,000 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

How can I find the results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available on our website at www.f5.com under the “Company — Investor Relations— Financials—SEC Filings” link section.

CORPORATE GOVERNANCE
The Company’s relationship with its shareholders is an important part of the Company’s success and the Company believes it is important to engage with its shareholders and to obtain their perspectives. The Company’s management team believes that this approach to engaging openly with the Company’s shareholders on topics such as executive compensation and corporate governance drives increased corporate accountability, improves decision making and ultimately creates long-term value. The Company is committed to:
•	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
•	Transparency: Maintaining transparency on a range of financial, executive compensation, and governance issues to build trust and foster two-way dialogue that supports the Company’s business success.
•	Engagement: Proactively engaging with shareholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company’s thinking and approach.
Environmental, Social and Governance (ESG) Topics
To expand on our ESG efforts, we formed our first ESG team in late 2020, comprised of experts in F5’s existing environmental sustainability and corporate social responsibility programs, and reports into F5’s Chief People Officer, with executive sponsorship from F5’s General Counsel. Working closely with its partners in HR, Legal, Investor Relations, Manufacturing, Engineering, Global Workplace Services and Procurement, the ESG team is responsible for steering and reporting on F5’s ESG strategy, programs and targets. Throughout fiscal year 2021, the ESG team will be focused on building a sound foundation for the program at F5, by centralizing the collection, monitoring and disclosure of material ESG data, programs and policies across the company. By fiscal year 2022, the ESG team intends to disclose additional Company ESG targets.
At F5, we have embraced a “human first” approach to the way we conduct our business, guided by our principle that we do the right thing for each other, our customers, our shareholders, and our communities. Set forth in F5’s Code of Business Conduct and Ethics (“Code of Conduct”) available on our website at www.f5.com under the “Company — Investor Relations—ESG—Governance Documents” section, this principle applies to our employees, officers, Board of Directors, and our subsidiaries and controlled affiliates across the globe. Most importantly, our principle to “do the right thing” is expressed every day at F5 in the behaviors we call: BeF5 and LeadF5.

Our BeF5 and LeadF5 behaviors, along with our Code of Conduct, require not only legal compliance, but also broader commitments to positively impact the communities where we live and work. This extends from the environmental sustainability of our products and operations to the well-being of our employees and our communities.
Environmental
Since 2012, F5 has provided Scope 1 and Scope 2 emissions data to the Carbon Disclosure Project (CDP). All F5 hardware production locations are also members of the Responsible Business Alliance (RBA) and are ISO

14001-certified. We intend to expand the Company’s commitment to environmental sustainability by setting and disclosing in fiscal year 2021 a company-wide target for carbon neutrality, and over time, expanding to Scope 3 emissions data disclosures.
Social
Founded in 2018, our foundation, F5 Global Good, has represented the Company’s commitment to social impact. In fiscal year 2020 – a year when so many vulnerable communities were in desperate need – F5 was proud to match the generosity of our employees around the world and donate more than $5.2M to 2,236 non-profits in 36 countries. In the years to come, F5 Global Good will continue to extend our Company’s reach in three focus areas:
1.	Community: Supporting charitable causes that our employees feel most passionately about, especially those in the communities where we live and work.
2.	STEM Education: Enabling girls, women, minorities, and other underrepresented groups to develop STEM skills by connecting them to global educational and employment opportunities.
3.	Tech for Good: Assisting nonprofit organizations with their digital transformation efforts so they can do even more to help those they serve.
But like so many organizations around the world, 2020’s events represented a test well beyond the scope of corporate philanthropy. Faced with the humanitarian crisis on the scale of the COVID-19 pandemic, F5 swiftly pivoted to support the health and safety of our employees, our families, our customers and our communities. Upon surveying our employees in April 2020, they favorably rated the Company’s response to COVID-19, outlined in detail below, by 98%.
Employees	Customers	Community
Ensure employee well-being during this time of change through:

 • Increased employee benefits
 • Mindfulness and managing
   stress resources
 • Additional leadership training

Design workplace plans and policies for a safe return to offices by:

 • Allowing employees the
   option to work from home
   indefinitely
 • Converting all large in-person
   events to virtual events
 • Phasing limited returns to the
   workplace
 • Consulting with Corporate
   Medical Advisor from
   International SOS

Support our commercial customers’ remote workforce transitions and accelerated digital transformation with access to:

 • F5 BIG-IP Access Policy
   Manager (APM)
 • F5 Cloud Services DNS and
   DNS Load Balancing
   services
 • Professional Services

Support organizations fighting COVID-19 with free access to:

 • F5 BIG-IP Access Policy
   Manager (APM) for
   non-profits
 • NGINX Plus for non-profits,
   education & government
 • F5 Cloud Services Essential
   App Protect for non-profits,
   education & healthcare
   providers
 • Silverline security managed
   services for non-profits

Commitment for our communities with F5 Global Good investment in:

 • Employee giving
 • Volunteer time-off
 • F5 Tech for Good COVID-19
   Response Grants
 • COVID-19 emergency relief
   funds

Extensive free technical resources for troubleshooting, training & support on:

 • Remote access
 • Threat intelligence
 • App availability
 • Business continuity

Diversity and Inclusion
F5 believes our differences—when embraced with humility and respect—drive smarter decisions, increased innovation, stronger performance, and a culture where everyone can be themselves and reach their full potential.

Employee Inclusion Groups (EIGs) – F5 Ability, F5 Appreciates Blackness, F5 Connects Women, F5 Latinx e Hispanos Unidos, F5 Military Veterans, F5 Multicultural and F5 Pride – bring people together across F5 around the world. All seven EIGs have a dedicated budget and executive sponsor. F5’s EIGs are employee-led and such employee leaders participate in a F5 sponsored leadership development program. Each leader has dedicated time toward cultivating their EIG and growing as a leader themselves. In this way, F5 is building an internal diverse and inclusive leadership pipeline within the Company. During fiscal year 2020, our EIGs have played a critical role in F5 offering distinct programming to help build awareness, host community events, commemorate important dates, develop our employees, and attract diverse talent to F5.
Furthermore, when confronted with the racial injustices faced everyday by our colleagues, our families and our neighbors highlighted by the Black Lives Matter protests in 2020, we reinforced our Company’s commitment to social impact, by choosing not to stand by or stay silent on matters of diversity or inclusion. We publicly issued the F5 Pledge for Racial Equality, Diversity, and Inclusion. Led by our employee inclusion group, F5 Appreciates Blackness (or FAB), and signed by our entire F5 Executive Team and many of our employees, the pledge underscores our Company’s firm belief that we make smarter decisions, increase innovation, boost performance, and create a more powerful F5 when we embrace different perspectives and approach others with humility and respect.
The pledge stems from F5’s long-standing prohibition of discrimination of any kind (including on the basis of gender identity or expression, race, sexual orientation, age, ability, veteran status, nationality, ethnic background or political affiliation), mandatory Unconscious Bias training for all employees, increased requirements for balanced interview slates, and commitments as the signatories and sponsors of the:
•	Reboot Representation Coalition
•	CEO Action for Diversity & Inclusion
•	International Women’s Day and Human Right Campaign
In fiscal year 2020, we were proud to see that 84% of our employees favorably rated their sense of “belonging” at F5, a measure of inclusion we take so seriously it is on our company-wide scorecard. However, we have more work to do. F5 will continue to actively build its culture where everyone feels that they can be themselves—and be successful – by investing in further diversity & inclusion programs and moving towards increased transparency in fiscal year 2021 on our performance recruiting and retaining diverse talent at F5.
Employees
As of September 30, 2020, we had 6,109 employees – over 99% of whom were full time employees. Our employees are in 47 countries with 55% of employees in the United States. None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relations are in good standing, as evidenced by our bi-annual employee engagement survey results.
F5 supports employees and our culture through competitive benefits, a flexible work program which allows employees to work remotely, and a quarterly Zoom Out Day, dedicated to learning and exploring new ideas.
Growth and development
Ongoing development of our workforce is supported across multiple learning organizations within F5, providing opportunities to improve technical and professional knowledge, better understand our business and products, and strengthen management and leadership. Employees have access to multiple third-party resources to enhance the learning opportunities developed internally.
Compensation and Benefits
F5 offers a competitive Total Rewards package intended to attract, retain and motivate our employees. Our package includes market-competitive pay, incentive plans, restricted stock unit grants (RSUs), an Employee Stock Purchase Plan, retirement plans, healthcare, paid time off and family leave.
Governance
Below we describe F5’s corporate governance policies and practices that foster effective Board oversight in service of the long-term interests of our shareholders, explain the process for selecting director candidates, and present the 2021 nominees for election to our Board.

Board Leadership
The Company currently separates the roles of Chief Executive Officer and Chairman of the Board. Mr. Locoh-Donou, the President and Chief Executive Officer, is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company. Mr. Higginson, the Chairman of the Board, sets the agenda for and presides at Board meetings, and coordinates the Board’s communications with Mr. Locoh-Donou and the Company’s senior management team. The Board believes this current structure balances the needs for the President and Chief Executive Officer to run the Company on a day-to-day basis with the benefit provided to the Company by Mr. Higginson’s perspective as an independent member of the Board.
Committees of the Board
The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “Company — Investor Relations—ESG—Governance Documents” section.
Audit Committee. As described more fully in the Audit Committee charter, the functions of the Audit Committee include selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm; reviewing and approving the planned scope, proposed fee arrangements and results of the annual audit; approving any proposed non-audit services to be provided by the independent registered public accounting firm; overseeing the adequacy of accounting and financial controls; reviewing the independence of the independent registered public accounting firm; and overseeing the Company’s financial reporting process on behalf of the Board of Directors. The current Audit Committee members are Messrs. Klein (chairman), Dreyer, and Shivananda and Mses. Bevier and Myers. The Board of Directors has determined that Mr. Klein and Ms. Myers are “audit committee financial experts” as defined in Item 407 of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal year 2020 was, an independent director as defined by the Nasdaq Listing Rules (as independence is currently defined in Rule 5605(a)(2))
Talent and Compensation Committee. In April 2020, F5 formally updated the Compensation Committee charter to reflect a broadening of its purview beyond executive compensation to include oversight of our policies and strategies relating to talent management and development and to retitle the Committee the Talent and Compensation Committee (the “Compensation Committee”). The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Compensation Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, incentive compensation levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to Company officers to perform certain of its duties on its behalf. The Compensation Committee members are Mses. Bergeron (chair), Bevier, and Buse and Messrs. Ames and Higginson. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal year 2020 was, an independent director as defined by the Nasdaq Listing Rules. In fiscal year 2020, the Compensation Committee retained an outside independent compensation consultant, Mercer, to advise the Compensation Committee on executive compensation issues. Mercer provided the Compensation Committee peer and survey group cash and equity compensation data, including base salary, total cash, long-term incentive and total direct compensation data. For additional information about the Compensation Committee and the information provided by Mercer to the Compensation Committee, see the description of the Compensation Committee’s activities in the “Executive Compensation — Compensation Discussion and Analysis” section. During fiscal year 2020, Mercer affiliates provided services with respect to representation and warranty insurance acquired in connection with the NGINX transaction, general compensation data and benefit administration. The Company has reviewed the services provided by Mercer and its affiliates and has approved the provision of such services. The Company does not believe that such non-compensation services impair Mercer’s ability to provide independent advice to the Compensation Committee or otherwise present a conflict of interest. The aggregate fees paid to Mercer for executive compensation services to the Compensation Committee during fiscal year 2020 were $219,218 and the aggregate fees paid to Mercer and its affiliates for services to the Company with respect to general compensation data and benefit administration during fiscal year 2020 were $128,626.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are to identify new potential Board members, recommend Board nominees, evaluate the Board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating Committee members are Messrs. Dreyer (chairman), Ames, Combes and Higginson and Ms. Bergeron. Each current member of the Nominating Committee is, and each member of this committee during fiscal year 2020 was, an independent director as defined by the Nasdaq Listing Rules.
Risk Oversight
Assessing and managing risk is the responsibility of the Company’s senior management team. The Board of Directors oversees certain aspects of the Company’s risk management efforts, and reviews and consults at each of the regular quarterly Board meetings with the Company’s senior management team and the Company’s Vice President of Internal Audit on strategic and operational opportunities, challenges and risks faced by the Company. In fiscal year 2010, the Company implemented an enterprise risk management program. The Company retained Ernst & Young to assist the Company in performing an enterprise risk assessment to identify key strategic, operating, legal and compliance, and financial risks, evaluate the significance of those risks, formulate a risk profile which identified relevant risk levels and management control efforts, and develop action plans to address these key risks. The Company’s senior management team regularly reviews and evaluates these key risks and the effectiveness of the Company’s risk management programs, and reported back to the Audit Committee and the full Board of Directors on a regular basis during fiscal year 2020. In addition, the Audit Committee oversees the Company’s financial risk exposures, financial reporting, internal controls and internal information systems. The Compensation Committee oversees the Company’s executive compensation programs, monitors the administration of the Company’s various equity compensation plans, and conducts compensation-related risk assessments. The Nominating Committee oversees risk related to the Company’s overall corporate governance profile and ratings; board and committee composition and structure; and director independence. Each Committee presents regular reports to the full Board of Directors. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.
In conjunction with the Company’s enterprise risk assessment, management identifies potential cyber risks associated with the Company’s business and discusses those risks and risk mitigation efforts as part of its enterprise risk assessment review with the full Board. In addition, in conjunction with its oversight of internal information systems, the Audit Committee receives periodic updates from the Company’s Chief Information Security Officer and Chief Information Officer on cyber security related topics including cyber threats to the Company and the status of the Company’s cyber security posture and risk mitigation efforts.
Compensation Committee Interlocks and Insider Participation
The following directors served as members of the Compensation Committee during some or all of fiscal year 2020: Mses. Bergeron (chair), Bevier, and Buse and Messrs. Ames and Higginson. None of these persons has at any time been an officer or employee of the Company. During fiscal year 2020, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers that served as a member of the Company’s Board of Directors or Compensation Committee.
Related Person Transactions Policy and Procedures
As set forth in the written charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction with the Company in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Executive Vice President and General Counsel of any such transaction that arises during the year, and the Company’s Chief Financial Officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Listing Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedures for Approving Related-Person Transactions” is available on our website at www.f5.com under the “Company — Investor Relations—ESG—Governance Documents” section.
Certain Relationships and Related Person Transactions
The Company’s Articles limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles of Incorporation and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.
Derivatives Trading and Hedging Policy
The Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees, and their family members, may not engage in any of the following transactions:
•	Short Sales. Short sales of the Company’s securities.
•	Publicly Traded Options. Buying or selling Company options including puts, calls or other derivative securities.
•	Hedging Transactions. Hedging transactions including but not limited to zero-cost collars and forward sale contracts.
•
Margin Accounts and Pledges. Holding Company securities in margin accounts and/or pledging Company securities as collateral. The Company may on occasion provide limited exceptions to this prohibition such as where someone other than an executive officer or director wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

This policy is set forth in the Company’s “Insider Trading Policy” which may be found under the “Company— Investor Relations—ESG—Governance Documents” section of our website, www.f5.com.
Code of Ethics for Senior Financial Officers
We have adopted a Code of Ethics for Senior Financial Officers that applies to certain of our senior officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics for Senior Financial Officers is posted under the “Company — Investor Relations—ESG—Governance Documents” section of the Company’s website, www.f5.com. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Corporate Secretary. We also have a separate Code of Conduct that applies to all of the Company’s employees, which may also be found under the “Company — Investor Relations—ESG—Governance Documents” section of our website.
Meetings of the Board of Directors and Standing Committees; Attendance at Annual Meeting
The Company’s Board of Directors met 11 times during fiscal year 2020. The outside directors met 3 times during fiscal 2020, with no members of management present. The Audit Committee met 6 times and the Compensation Committee met or acted by unanimous written consent 12 times. During fiscal year 2020, the Nominating and Corporate Governance Committee met 8 times. Each member of the Board of Directors, except Mr. Combes attended 75% or more of the aggregate of the Board of Directors meetings and the meetings of the committees on which the director served during fiscal year 2020. All directors are also expected to attend the Company’s annual meetings of shareholders. All directors attended the Company’s annual meeting of shareholders for fiscal year 2020 except Mr. Combes.

BOARD OF DIRECTORS
The Board of Directors of the Company currently consists of twelve (12) directors. Mr. Ames and Ms. Bevier will not stand for re-election to the Board. The Board of Directors has nominated the following ten (10) directors for election to the Board of Directors at the Annual Meeting:
Name	Director Since
Sandra E. Bergeron	1/2013
Elizabeth L. Buse	9/2020
Michel Combes	7/2018
Michael L. Dreyer	10/2012
Alan J. Higginson	5/1996
Peter S. Klein	3/2015
François Locoh-Donou	4/2017
Nikhil Mehta	1/2019
Marie E. Myers	1/2019
Sripada Shivananda	4/2020
All directors or their respective successors will stand for election on an annual basis. The nominees have consented to serve as directors of the Company if elected. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Company may designate.
Director Independence
The Nasdaq Listing Rules require that a majority of the Company’s directors be “independent,” as defined by Nasdaq Listing Rule 5605(a)(2) and determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.” After a review of relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors determined that the following directors and nominees were independent: A. Gary Ames, Sandra E. Bergeron, Deborah L. Bevier, Elizabeth L. Buse, Michel Combes, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, Nikhil Mehta, Marie E. Myers and Sripada Shivananda. François Locoh-Donou is not considered independent because he is the Company’s President and Chief Executive Officer.
Stock Ownership Guidelines for Directors
In October 2010, the Board of Directors adopted stock ownership guidelines for the Company’s directors and executive officers. Directors are required to own shares of Common Stock equal in value to five times the directors’ annual cash retainer. Directors are required to achieve this ownership level within three years of joining the Board. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises, shares obtained through grants of Restricted Stock Units (“RSUs”), and shares beneficially owned in a trust, by a spouse and/or minor children. Shares owned by directors are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.
Nominees and Continuing Directors
The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:
François Locoh-Donou, age 49, has served as our President, Chief Executive Officer and a director since April 2017. Prior to joining us, Mr. Locoh-Donou served as Chief Operating Officer at Ciena, a network strategy and technology company, from November 2015 to January 2017 and as Senior Vice President, Global Products Group, from August 2011 until November 2015. Mr. Locoh-Donou serves as a director of Capital One Financial Corporation, a publicly-held bank holding company specializing in credit cards, auto loans, banking and savings accounts, and is also the co-founder and Chairman of Cajou Espoir, a social enterprise focused on cashew-processing that employs several hundred people in rural Togo, 80 percent of whom are women. Mr. Locoh-Donou holds an engineering degree from École Centrale de Marseille and a Masters in Sciences from Télécom ParisTech in France and a M.B.A. from the Stanford Graduate School of Business.
Mr. Locoh-Donou has led the Company since April 2017. Mr. Locoh-Donou brings nearly two decades of enterprise technology experience building a wide range of products, teams and operations around the world. He has held numerous successive leadership positions prior to joining the Company including Vice President and General Manager, EMEA; Vice President, International Sales; and Vice President, Marketing. Prior to joining Ciena, he held research and development roles for a French opto-electronics company. He brings multidisciplinary and multinational experience, ranging from product development to operations to sales. He is the sole member of management on the Board of Directors and serves a critical role in the communication between the Board of Directors and the Company’s senior management team.
Alan J. Higginson, age 73, has served as Board of Directors chair since April 2004 (with the exception of the period of July 1, 2015 to December 13, 2015 when he served as our Lead Independent Director), and as one of our directors since May 1996. Mr. Higginson served as Chairman of Hubspan, Inc., an e-business infrastructure provider, from September 2009 to March 2012. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology.
Mr. Higginson also served as a director of Pivot3, Inc., a privately-held company that develops and markets automated hyperconverged infrastructure solutions, from December 2011 until February 2020. Mr. Higginson also served as a director of adeptCloud Inc., a privately-held company that provides cloud-based collaboration services and Clarity Health Services, a privately-held company that provides web-based health care coordination services. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from Santa Clara University.
Mr. Higginson has over 30 years of experience as a senior executive in a wide range of both public and private software and other technology companies. His experience includes leading worldwide sales organizations and the management of international joint ventures and distribution channels. He has also been active in a number of software and technology industry associations, and as an advisor to early-stage technology companies. Mr. Higginson joined our Board of Directors shortly after the Company was founded. His deep understanding of the Company’s historical and current business strategies, objectives and technologies provides an important and insightful perspective for our Board of Directors.
Sandra E. Bergeron, age 62, has served as one of our directors since January 2013. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves as Lead Independent Director of Qualys, Inc., a publicly-traded provider of cloud security and compliance solutions, and on the board of directors of SumoLogic, Inc., a publicly-traded cloud-based machine data analytics company focusing on security, operations and BI use cases. Prior to joining SumoLogic, Inc., Ms. Bergeron served on the board of directors of Sophos Group PLC, a London Stock Exchange publicly-traded provider of IT security and data protection products from December 2010 until March 2020. Previously, she served as chairman of TraceSecurity, a privately-held provider of cloud-based security solutions and IT governance, risk and compliance management solutions and as a director of TriCipher, a privately-held secure access management company acquired by VMware in August 2010. She also served on the board of ArcSight, Inc., a publicly-traded security and compliance management company acquired by Hewlett-Packard Company in September 2010. Ms. Bergeron holds a BBA in Information Systems from Georgia State University and an M.B.A. from Xavier University in Cincinnati, Ohio.
Ms. Bergeron has extensive experience in network and data security and related public policy issues. She has a national reputation as an expert on computer security matters. In addition, she has extensive experience as a director of public and private technology companies, and as an executive managing product development and sales teams in the computer and internet security industries.
Elizabeth L. Buse, age 59, joined the Board effective September 24, 2020. Ms. Buse served as Co-Chief Executive Officer and Chief Executive Officer of Monitise, PLC, a publicly-traded financial services technology company, from June 2014 through October 2015. Prior to that time, Ms. Buse served as Executive Vice President of Global Services with Visa, Inc., a publicly-traded leading global payments technology company. Ms. Buse held various other senior leadership positions at Visa during her 16-year tenure there, including Group President for Asia-Pacific, Central Europe, Middle East, and Africa. Ms. Buse has served on the board of directors of U.S. Bancorp, a publicly-traded bank holding company, since June 2018. She has also served on the board of directors of eNett International, privately-held payment services company specializing in B2B international payment solutions, from March 2016 until June 2019, and Travelport Worldwide Limited, a publicly-traded travel technology company, from September 2014 until June 2019. Ms. Buse holds a B.A. in Spanish Linguistics from UCLA and an M.B.A. from University of California – Berkeley, Haas School of Business.
Ms. Buse has extensive experience in the financial services industry. She brings to our Board of Directors insights regarding the financial services industry globally and provides a valuable perspective on best practices and solutions. Ms. Buse’s financial services and technology expertise combined with her background as a chief executive officer in the financial services industry makes her well qualified to serve on our Board of Directors.
Michel Combes, age 58, has served as one of our directors since July 2018. Mr. Combes joined SoftBank Group International, a conglomerate holding company, in June 2020 as President. Prior to joining SoftBank Group International, he served as President and Chief Executive Officer of Sprint, a publicly-traded telecommunications company, from January 2018 until April 2020. Before joining Sprint, he served as Chief Executive Officer and a director of Altice N.V., a Netherlands-based multinational telecoms company, where he was responsible for telecom, media and content operations around the world. Before joining Altice, Mr. Combes was the Chief Executive Officer at Alcatel-Lucent, a global telecommunications equipment company, from April 2013 to August 2015. He also held the positions of CEO of Vodafone Europe, Chairman and CEO of TDF Group, and Chief Financial Officer and Senior Executive Vice President of France Telecom. Mr. Combes participates as a member of the Business Advisory Group for McLaren Technology Group. Mr. Combes received a Master of Science degree from École Polytechnique with a focus in engineering and a doctorate from Paris Dauphine University.
Mr. Combes has extensive experience as a telecommunications and technology executive. He brings to our Board of Directors insights regarding the telecommunications industry in Europe and provides a valuable perspective on best practices and solutions. Mr. Combes’ telecommunications and technology expertise combined with his background as a chief executive officer in the telecommunications industry make him well qualified to serve on our Board of Directors.
Michael L. Dreyer, age 57, has served as one of our directors since October 2012. Mr. Dreyer retired in 2019 as Chief Operations Officer for Silicon Valley Bank, a high-tech commercial bank, and prior to that Mr. Dreyer served as Chief Operating Officer at Monitise, a technology leader in mobile banking. Prior to joining Monitise, he was the Chief Information Officer at Visa Inc. from July 2005 to March 2014 where he was responsible for the company’s systems and technology platforms. Before joining Visa Inc., he was Chief Information Officer of Inovant, where he oversaw the development and management of Visa’s global systems technology. Previously, Mr. Dreyer held executive positions at VISA USA as Senior Vice President of processing and emerging products, and Senior Vice President of commercial solutions. He has also held senior positions at American Express, Prime Financial, Inc., Federal Deposit Insurance Corporation, Downey Savings, Bank of America, and the Fairmont Hotel Management Company. Mr. Dreyer serves as a director of II-IV Incorporated, a publicly-held company that supplies engineered materials, optoelectronic components and optical systems solutions that acquired Finisar in 2019 (previous board), and Deep Labs, a private company specializing in artificial intelligence and machine learning. Mr. Dreyer received an M.B.A. and a B.A. in psychology from Washington State University.
Mr. Dreyer has extensive experience as an information technology executive. He brings to our Board of Directors valuable insights regarding data center operations and the role of our technology in the data center, as well as an understanding of data traffic management technologies, data security, and other networking technology trends. Mr. Dreyer’s information technology and data management expertise combined with his background as a senior executive in the financial industry make him well qualified to serve on our Board of Directors.
Peter S. Klein, age 58, has served as one of our directors since March 2015. Mr. Klein has almost 25 years of experience as a senior finance executive. He served as Chief Financial Officer of WME, a global leader in sports and entertainment marketing, from January 2014 until June 2014. Prior to that, he served as Chief Financial Officer of Microsoft Corporation from November 2009 until May 2013. Mr. Klein spent over 11 years at Microsoft, including roles as Chief Financial Officer of the Server and Tools and Microsoft Business Divisions. From 1990 until 2002 Mr. Klein held senior finance roles with McCaw Cellular Communications,

Orca Bay Capital, Asta Networks and Homegrocer.com. He currently serves on the board of directors of Denali Therapeutics, a publicly-traded biotechnology company, and Accolade, a publicly-traded health care technology and services company. He previously served on the board of directors of Apptio Inc., a publicly-traded software company, through January 2019, and is a director to a number of private companies. Mr. Klein holds a B.A. from Yale University and an M.B.A from the University of Washington.
Mr. Klein’s extensive experience as a finance executive in a variety of technology companies, including experience as the Chief Financial Officer of the world’s largest software company, and experience managing the finance function for significant enterprises with diverse operating models brings an important and valuable perspective to our Board of Directors. His experience as a public company chief financial officer qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.
Nikhil Mehta, age 43, has served as one of our directors since January 2019. Mr. Mehta has been the Chief Executive Officer of Gainsight, Inc., a leading Customer Success SaaS platform provider, since February 2013. Prior to joining Gainsight, he served as Chief Executive Officer of LiveOffice which was acquired by Symantec in January 2012. Before joining LiveOffice, Mr. Mehta served in several Product Management and Engineering leadership roles at Symantec. Mr. Mehta holds a B.A. degree in Biochemical Sciences from Harvard College and a M.S. degree in Computer Science from Harvard Graduate School of Arts and Sciences.
Mr. Mehta has extensive experience as an executive at leading Software as a service (SaaS) companies. He brings to our Board of Directors insights regarding SaaS and related technology combined with his background as serving as a chief executive officer make him well qualified to serve on our Board of Directors.
Marie E. Myers, age 52, has served as one of our directors since January 2019. Ms. Myers currently serves as Interim Chief Financial Officer and Chief Transformation Officer with HP, Inc., a multinational technology company, as of October 2020. Prior to that, Ms. Myers served as the Chief Financial Officer of UiPath, Inc., a robotic process automation company, from January 2019 through December 2019. Before joining UiPath, Ms. Myers served as HP’s Global Controller from November 2015 to December 2018, and HP’s Vice President of finance for the Personal Systems Group, Americas between May 2012 and October 2015. Ms. Myers holds a Bachelor of Arts degree and a Bachelor of Economics degree from University of Queensland and a Master’s in Business Administration with a focus in Marketing and Finance from the University of St. Thomas.
Ms. Myer’s extensive experience as a finance executive for a multinational technology company, particularly in technology and financial operations functions, brings an important and valuable perspective to our Board of Directors. Her experience as a public company finance executive qualifies her as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.
Sripada Shivananda, age 48, joined the Board effective April 1, 2020. Mr. Shivananda joined PayPal Holdings, Inc., a publicly-traded financial technology company and global leader in digital payment technologies, in June 2015 as Vice President, Global Platform and Infrastructure and currently serves as Senior Vice President and Chief Technology Officer. Prior to joining PayPal, he served as Vice President, Global Platform and Infrastructure of eBay, Inc., a publicly-traded global ecommerce company, from November 2013 until June 2015, and prior to that in other positions during his 14-year tenure with eBay. Mr. Shivananda holds a Bachelor of Technology in Mechanical Engineering from Jawaharlal Nehru Technology University and a Master of Science in Mechanical Engineering from Ohio University, Russ College of Engineering.
Mr. Shivananda’s extensive experience as a technology executive brings insights regarding product, technology, infrastructure and cyber security and provides a valuable perspective on best practices and solutions. Mr. Shivananda’s technology expertise combined with his extensive experience managing the technology for publicly traded technology companies makes him well qualified to serve on our Board of Directors.
There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.
Director Nomination
Criteria for Nomination to the Board of Directors. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Listing Rules, that members of the Company’s

Audit Committee meet the financial literacy requirements under the Nasdaq Listing Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.
In evaluating director candidates, regardless of the source of the nomination, the Nominating Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of national origin, culture, opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.
Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board of Directors is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.
Serious candidates meet with all members of the Board and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.
The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The nominees to the Board of Directors described in this Proxy Statement were approved unanimously by the Company’s directors. Mr. Shivananda and Ms. Buse who joined the Board in April 2020 and September 2020 respectively, were recommended by a third-party search firm the Nominating Committee retained at the expense of the Company. The third-party search firm was provided guidance as to the particular skills, experience and other characteristics the Nominating Committee was seeking in potential candidates and was specifically requested to include diverse candidates in the search. The third-party search firm identified a number of potential candidates, including Mr. Shivananda and Ms. Buse, and prepared background materials on these candidates, which were provided to the members of the Nominating Committee for their review. The third-party search firm interviewed those candidates the Nominating Committee determined merited further consideration, and assisted in arranging interviews of selected candidates with members of the Nominating Committee, other members of the Board of Directors, and certain of the Company’s executive officers. The third-party search firm also completed reference checks on the candidates.
The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders.
Shareholder Recommendations and Nominations—Proxy access candidates. The Company’s Bylaws permit a shareholder or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the shareholders(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. A nominating shareholder is required to provide appropriate written notice of that shareholder’s intent to make the nomination to the Secretary of the Company not less than 120 days nor earlier than 150 days before the first anniversary of the date that the Company sent out its proxy statement for the prior year’s annual meeting of shareholders.

In order to be considered timely for the 2021 annual meeting, appropriate notice of the nomination must be received by the Secretary of the Company on or after August 30, 2021 and on or before September 29, 2021. Nominating shareholders and nominees must satisfy the notice, information and consent requirements set forth in the Company’s Bylaws.
The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such shareholders(s); (c) appropriate biographical information and a statement as to the qualification of the nominee; and (d) any other applicable information required by the Bylaws of the Company or otherwise reasonably requested by the Company. Such nominations should be submitted in the time frame regarding nominations described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year 2021” below.
Communications with Directors
Shareholders who wish to communicate with our directors may do so by contacting them c/o Corporate Secretary, F5, 801 Fifth Avenue, Seattle, Washington 98104. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “Company — Investor Relations—ESG—Governance Documents” section of our website, www.f5.com, these communications will be forwarded by the Corporate Secretary to a Board member, Board committee or the full Board of Directors as appropriate.
Compensation of Directors
Prior to each annual meeting of shareholders, the Compensation Committee reviews with its compensation consultant and recommends to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.
The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2020.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2020
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
A. Gary Ames	$85,000	$250,053	$335,053
Sandra E. Bergeron	$97,500	$250,053	$347,553
Deborah L. Bevier	$92,500	$250,053	$342,553
Elizabeth L. Buse	$1,379	$—	$1,379
Michel Combes	$72,500	$250,053	$322,553
Michael L. Dreyer	$105,000	$250,053	$355,053
Alan J. Higginson	$185,000	$250,053	$435,053
Peter S. Klein	$100,000	$250,053	$350,053
John McAdam	$30,000	$—	$30,000
Nikhil Mehta	$60,000	$250,053	$310,053
Marie E. Myers	$80,000	$250,053	$330,053
Sripada Shivananda	$40,000	$250,034	$290,034
(1)
François Locoh-Donou, the Company’s President and Chief Executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.

(2)
Represents the aggregate annual retainers, Board of Directors chair retainer, committee chair retainers and member committee fees. Non-employee directors of the Company are currently paid $60,000 annually for their services as members of the Board of Directors. During fiscal year 2020 Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees were paid an additional $20,000, $12,500 and $12,500, respectively, annually. The Chairman of the Board of Directors receives an additional $100,000 paid annually. In addition, the members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including the Committee chairs) are paid annual payments of $20,000, $12,500 and $12,500 respectively. Directors receive cash fees in quarterly installments. Mr. McAdam resigned from the Board of Directors on March 12, 2020. Mr. Shivananda was appointed to the Board of Directors on April 1, 2020, at which time Mr Shivananda also became a member of the Audit Committee. Ms. Buse was appointed to the Board of Directors on September 24, 2020, at which time Ms. Buse also became a member of the Compensation Committee. The Directors, with the exception of Messrs. McAdam and Shivananda, and Ms. Buse, served the full fiscal year as a member of the committees as designated in the Director Nominee table above in the Proxy Summary. The following table provides a breakdown of fees earned or paid in cash:

Name	Annual Retainers ($)	Board and Committee Chair Fees ($)	Member Committee Fees ($)	Total ($)
A. Gary Ames	$60,000	$0	$25,000	$85,000
Sandra E. Bergeron	$60,000	$12,500	$25,000	$97,500
Deborah L. Bevier	$60,000	$0	$32,500	$92,500
Elizabeth L. Buse	$1,141	$0	$238	$1,379
Michel Combes	$60,000	$0	$12,500	$72,500
Michael L. Dreyer	$60,000	$12,500	$32,500	$105,000
Alan J. Higginson	$60,000	$100,000	$25,000	$185,000
Peter S. Klein	$60,000	$20,000	$20,000	$100,000
John McAdam	$30,000	$0	$0	$30,000
Nikhil Mehta	$60,000	$0	$0	$60,000
Marie E. Myers	$60,000	$0	$20,000	$80,000
Sripada Shivananda	$30,000	$0	$10,000	$40,000
(3)
This column represents the aggregate grant date fair value of RSUs granted to directors in the applicable year computed in accordance with ASC Topic 718 and determined as of the grant date. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2020. On March 12, 2020, the Board of Directors approved the recommendations of the Compensation Committee that each non-employee director receive a grant on March 12, 2020 of RSUs representing the right to receive 2,543 shares of Common Stock under the 2014 Plan (with a grant date fair value of $250,053 in accordance with ASC Topic 718), which will fully vest on March 10, 2021 if the non-employee director continues to serve as a director on that date. On April 24, 2020 the Board of Directors approved the recommendations of the Compensation Committee that Mr. Shivananda receive in connection with his appointment to the board a grant on May 1, 2020 representing the right to receive 1,848 shares of Common Stock under the 2014 Plan (with a grant date fair value of $250,034 in accordance with ASC Topic 718), which will fully vest on March 10, 2021 if the non-employee director continues to serve as a director on that date. As of September 30, 2020, these 2,543 and 1,848 RSUs awarded to each non-employee director, respectively, were the only RSUs held by each such director, and they were not yet vested.

Compensation Risk Assessment
The Compensation Committee and Company management have reviewed the Company’s compensation plans and programs and have concluded that none of these plans or programs is reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Compensation Committee reviewed the key elements of each of the Company’s compensation programs and the means by which any potential risks are mitigated, including through various elements in the Company’s enterprise risk management program.
The Company’s compensation programs include a mix of base salary, cash incentive compensation, and long-term equity compensation. We structure our compensation program for executive officers to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that executive officers will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages our executive officers from taking actions that focus only on our short-term success and helps align our employees with our shareholders and on our longer-term success. We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers. Our employees including executive officers are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records. As discussed more thoroughly below, the Company also has a Clawback Policy to effect recoupment of any performance compensation in the event the Company restates its reported financial results to correct a material accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K due to material noncompliance with a financial reporting requirement.
The Compensation Committee approves the overall annual equity pool based upon annual target levels and approves each equity award at the time of grant. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
The annual cash incentive compensation for the executive officers include both revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets. These targets are intended to ensure that the executive officers appropriately manage operating risks, avoid excessive risk-taking, and maintain the Company’s gross margin and operating margin targets while growing its revenue base. These targets are also used for setting the pool for cash incentive compensation (MBOs) for all Company employees. In addition, in fiscal year 2018 the Compensation Committee approved additional performance targets for performance-based equity awards for the executive officers and extended the vesting period from quarterly vesting to annual vesting to further differentiate between short term incentive compensation and longer-term incentive compensation. These changes were intended to provide additional differentiated metrics from the short-term cash incentive program and is focused on factors creating shareholder value over a longer time horizon thereby further incentivizing longer term value creation. The longer-term vesting period also further mitigates excessive risk taking and the addition of a relative total shareholder return ties the incentive compensation of the executives directly to shareholder performance. As part of our equity policies, we prohibit hedging and pledging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2020.
Members of the Compensation Committee:
Sandra E. Bergeron, Chair
A. Gary Ames
Deborah L. Bevier Elizabeth L. Buse
Alan J. Higginson

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information about the fiscal year 2020 compensation program for our fiscal year 2020 named executive officers (“NEOs”) who are as follows:
•	François Locoh-Donou, President and Chief Executive Officer
•	Frank Pelzer, Executive Vice President and Chief Financial Officer
•	Tom Fountain, Executive Vice President of Global Services and Chief Strategy Officer
•	Scot Rogers, Executive Vice President and General Counsel
•	Chad Whalen, Executive Vice President of Worldwide Sales
Similar to the majority of its peers as well as its customers, the Company is in the midst of a digital transformation while facing challenging headwinds in its traditional markets with new application architectures and the adoption of cloud computing models. The Company has embarked upon a growth strategy with a focus on transforming the business to a software and subscription driven business supporting new application delivery models to enable the Company to provide its application services to every application anywhere. In setting the Compensation for the NEO’s for fiscal year 2020, the Compensation Committee of the Company’s Board of Directors (the “Committee”), adopted policies and targets aligned with the strategic direction of the Company as executive leadership strives to drive the Company’s transformation to be the leader in multi-cloud application services and build long term shareholder value.
The impact on the global population and the duration of the COVID-19 pandemic continues to be difficult to assess or predict and depends on numerous evolving factors that we may not be able to accurately predict or effectively respond to, including, without limitation: the duration and scope of the outbreak; actions taken by governments, businesses, and individuals in response to the outbreak; the effect on economic activity and actions taken in response.
While COVID-19 did not have a significant impact on our results of operations for the fiscal year ended September 30, 2020, the impacts of the global pandemic on our business and financial outlook are currently unknown. Continued uncertainty associated with the pandemic could impact our future results. Despite the uncertainties associated with the pandemic, we did not change our performance metrics under our incentive programs in light of COVID-19 for either our long-term performance based equity incentives or short term cash incentive compensation. Because of the uncertainty presented by COVID-19 and despite the additional challenges our executives are addressing with respect to COVID-19, we did not increase the base or target bonus of any executive for fiscal year 2021.
Factors to Consider
Performance Highlights
•	Record annual revenue of $2.35 billion, up 5% over fiscal year 2019
•	Cash flows from operations of $661 million
•	GAAP net income of $307 million
•	Year over year software revenue growth of 52%
•	$100.0 million returned to shareholders through stock buybacks
Awards and Company Recognition
•	Seven company employees were included in CRN’s 2020 Women of the Channel
•	F5 recognized in the Puget Sound Business Journal’s Top Corporate Philanthropists
•	F5 selected for the Washington State Governor’s Volunteer Service Award

•	F5 named in the Top 10 in Tech Hardware sector for America’s Most Just Companies
•	F5’s Shape Security won 2020 Fortress Cyber Security Award: Software & Applications
•	F5 captured Microsoft’s Security Partner Award for Customer Impact at the 2020 RSA conference
•	F5’s Shape Security named a Hot Company of the Year for Security Services in Network Product Guide’s 2020 IT World Awards
Compensation Policies and Practices Linked to Shareholder Value Creation and Mitigation of Risk
•	We emphasize pay for performance and align executive compensation with the Company’s business objectives and performance, and the creation of shareholder value
•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved
•	No excise tax gross-ups — the Company does not provide “golden parachute” excise tax gross-ups upon a change in control of the Company
•	The Company offers its executive officers only modest perquisites that are supported by a business interest and are consistent with broad-based benefit plans available to other employees
•	Stock Ownership Guidelines — the Board and Company executives are subject to stock ownership requirements that encourage alignment with the interests of shareholders
•	Clawback policy — cash and equity incentive compensation for all of the NEOs may be subject to recoupment
•
No hedging or pledging of stock — executive officers are prohibited from entering into hedging or pledging transactions or trading in puts, calls or other derivatives of the Company’s Common Stock or otherwise engaging in short sales of Common Stock of the Company

•	No re-pricing of options — under the terms of the F5 Networks, Inc. 2014 Incentive Plan, the re-pricing of underwater options is prohibited absent shareholder approval
•	Double-trigger change of control agreements — the Company’s change of control agreements with its executives contain a “double trigger” feature
•	Annual Advisory Vote on Executive Compensation

Fiscal Year 2020 Corporate Performance
The Company’s total annual revenue in fiscal year 2020, $2.35 billion, was the highest ever and an increase of 5% over fiscal year 2019. Cash flow from operating activities was $661 million and GAAP net income was $307 million.
The following is a chart reflecting the Company’s revenue, cash flow and net income.

Below is a chart showing the Company’s cumulative total return over the past five years compared to its peer group and the Nasdaq Composite, Nasdaq Computer Index and S&P 500. The peer group does not include those peer companies whose stock did not trade for the entire fiscal year.

Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2021 Index Data: Copyright Standard and Poor’s, Inc. and Copyright NASDAQ OMX, Inc. Used with permission. All rights reserved.

As discussed with our shareholders at our analyst and investor meeting in 2018, the Company embarked on a journey to transform its business to become more software and security oriented and to shift its product delivery models to adapt to market changes and new application architectures. While share price volatility has affected the Company’s returns in the last couple of years during this transition period, the Company continued to strive to deliver shareholder value by returning $100.0 million to its shareholders through stock buybacks in fiscal year 2020 while continuing to invest and execute on the Company growth strategy. The Company is beginning to realize the fruits of this strategy as shown by the tremendous growth in its software and security revenues.
Shareholder Engagement
The Company’s relationship with its shareholders is an important part of the Company’s success and the Company believes it is important to engage with its shareholders and to obtain their perspectives. The Company’s management team believes that this approach to engaging openly with the Company’s shareholders on topics such as executive compensation and corporate governance drives increased corporate accountability, improves decision making and ultimately creates long-term value. The Company is committed to:
•	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
•
Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust and sustain two-way dialogue that supports the Company’s business success.

•	Engagement: Proactively engaging with shareholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company’s thinking and approach.
As part of its routine investor relations efforts, F5’s investor relations team routinely engages with current and potential shareholders. During fiscal year 2020, F5 conducted a total of 90 engagements among its top 25 active investors (based on holdings as September 30, 2020 filings information). Collectively, these investors held approximately 20.2 million shares representing approximately 33% of F5’s total outstanding shares.
The Company holds meetings during the course of each year with many of its shareholders through in-person and teleconference meetings as well as by participating at various conferences. In addition, the Company’s senior management team, including the President and Chief Executive Officer, the Chief Financial Officer, and the Vice President of Investor Relations regularly engage in meaningful dialogue with the Company’s shareholders through the Company’s quarterly earnings calls and other channels for communication including pro-active shareholder outreach. In addition to our regular engagement with shareholders through investor conferences, the Company engages in proactive outreach to shareholders to discuss and receive input, provide additional information, and address questions about our business strategy, executive compensation programs, corporate governance and other topics of interest to our shareholders. These engagement efforts allow us to better understand our shareholders priorities and perspectives, and provide us with useful input concerning our compensation and corporate governance practices. For example, shareholder feedback influenced the Company’s implementation of proxy access and the specific terms adopted through an amendment to the Company’s Bylaws as well as greater transparency in the Company’s diversity disclosures.
In evaluating the Company’s executive compensation program for fiscal year 2020, the Committee considered the shareholder annual advisory vote on executive compensation for fiscal year 2019 which was approved by over 87% of the votes cast. The Committee believes this vote reflects support for the executive compensation program. The Committee carefully considers feedback from shareholders regarding the Company’s executive compensation, including the results of the shareholders’ annual advisory vote on executive compensation. The Company also meets regularly with shareholders and analysts.
Shareholders are invited to express their views to the Committee, including as described above under the heading “Communications with Directors.”

Executive Compensation Program Objectives and Compensation Philosophy
The Company’s Compensation Committee (the “Committee”) established a compensation program to align executive compensation with the Company’s business objectives, performance and creation of shareholder value. We design the compensation programs for our executive officers to link compensation to improvements in elements of the Company’s financial performance which link to the creation of shareholder value. We achieve this objective through a compensation program that:
•	provides a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;
•	links incentive compensation to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and
•	establishes incentives that relate to the Company’s annual and long-term business strategies and objectives.
The Committee also believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance, as well as and the Company’s performance achievements. In setting the fiscal year 2020 incumbent executive compensation, the Committee evaluated market data for both cash compensation and long-term incentive compensation (LTI) in the form of restricted stock units (RSUs) and targeted total direct compensation at or around the market median. We believe the total direct compensation our NEOs received in fiscal year 2020, as set forth in the Summary Compensation Table on page 38 is consistent with and reflects these objectives.
When recruiting for new executives, the Committee works closely with its independent compensation consultant to evaluate market data and trends and any equity or other compensation value that the executive would be forfeiting by leaving their prior employer as well as relocation and other costs.
Elements of Our Fiscal Year 2020 Compensation
The three primary components of our fiscal year 2020 executive compensation program are:
(i)	base salary (“Salary”),
(ii)	incentive compensation in the form of cash bonuses (“Bonus”), and
(iii)	long-term incentive compensation comprised of equity compensation that is both performance-based and time-based (“LTI”).
How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation
Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the CEO’s compensation is based on the Company achieving certain performance and financial targets.

With several changes to the executive team over the past few years, including some executives who are new in their roles, the Committee adopted a zoned based approach for determining an incumbent executive’s pay positioning. Each incumbent executive’s pay position is analyzed within a market range and is based on the incumbent’s sustained performance and experience within and outside of the organization. The following table illustrates this pay positioning philosophy:

We do not have an exact formula for allocating between cash and equity compensation, but for fiscal year 2020 the Committee set target total direct cash compensation for the NEO’s (base salary plus the target bonus) at or near the 50th percentile range relative to the Company’s peer group and total direct compensation (cash and equity compensation) for incumbent NEO’s at or near the 50th percentile as well. With the exception of Mr. Rogers, the NEOs Total Direct Compensation were at or below the 50th percentile. With Mr. Rogers’ long tenure with the company and in his role, the Committee set his Total Direct Compensation between the 50th and 75th percentile. The charts below reflect the relative values of the various elements of NEO Compensation for Fiscal Year 2020:

“Other NEO Compensation” is an average of the NEOs other than the CEO. Their base salary, bonus and LTI are as reported in the Summary Compensation Table and the LTI is measured as of the grant date fair value. Please refer to the footnotes accompanying the “Summary Compensation Table for Fiscal Year 2020” below for information on computation of the values.

The following chart also reflect the percentage of CEO Compensation for Fiscal Year 2020 that was performance-based compensation:

Base Salary
Base salary is the fixed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels that reflect their specific job responsibilities, experience, qualifications, job performance and potential contributions; market data from two salary surveys covering technology companies in comparable areas (“Survey Companies”); and compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by an outside independent compensation consultant (See “Factors Considered — Market Analysis”). Base salaries are reviewed and generally adjusted annually and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. Mr. Fountain received a 5% salary increase in connection with his expansion of duties in June 2020. The base salaries of the NEOs are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the Survey Companies and Peer Group Companies with variations based upon tenure and scope of responsibility.
Cash Incentive Compensation
The Compensation Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in our annual cash incentive program, with each NEO assigned a target bonus amount expressed as a percentage of such NEO’s base salary, ranging in fiscal year 2020 from 70% to 130%.
The Compensation Committee, and in the case of the NEOs other than the President and CEO in consultation with our President and CEO, determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s performance and compensation data from the Survey Companies and Peer Group Companies provided by the independent compensation consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers is generally set at or near the 50th percentile range of total direct cash compensation for comparable executive officers at the Peer Group Companies. The cash incentive bonus earned for fiscal 2020 was paid to NEOs after the end of the fiscal year.
In order to further align the Company’s executive compensation program with market trends and peer group practices for fiscal year 2020, the Company extended the performance period for the cash based short term incentive compensation to a one (1) year performance period as opposed to quarterly performance periods. For fiscal year 2020, 70% of the cash incentive bonus was based on the Company achieving target revenue for the fiscal year, and 30% was based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal year. Since fiscal year 2015, the formula has been more heavily weighted towards revenue growth based on the Company’s belief that revenue growth is a key driver of shareholder return. Each target is determined by the Compensation Committee. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above

80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid over 100%. The focus on revenue growth balanced by the EBITDA targets ensures that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets. Based on feedback from shareholders, the Company believes these targets continue to appropriately reflect and address the interests of our shareholders and promote the Company’s business strategies and objectives and should continue to be key components of the Company’s incentive compensation program. Accordingly, the Committee approved these targets as metrics for the cash annual incentive program.
For example, if 90% of the revenue goal and 85% of the EBITDA goal are achieved, the annual cash incentive bonus is paid out at 88.5%. If 90% of the revenue goal and 150% of the EBITDA goal are achieved the annual cash incentive bonus is capped at 100%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the annual cash incentive bonus is paid out at 106% since both goals were achieved at 100% or more.
	Weight	Performance Formula Examples
% of Revenue Target Achieved	70%	90	90	100	70	70
% of EBITDA Target Achieved	30%	85	150	120	90	75
Total% Achieved		88.5	100.0	106.0	27.0	0
Fiscal Year 2020 Base Salaries and Cash Incentive Compensation Awards
Consistent with the Company’s compensation philosophy and its intent to target total direct cash compensation for the executive officers at or near the 50th percentile of the Peer Group Companies, the Committee in October 2019 increased the base salaries for fiscal year 2020 for each of the NEOs by 0% — 4%. Also, consistent with the Committee’s compensation philosophy that a significant portion of the NEOs’ compensation should be incentive-based the Committee approved the following target bonus percentages for each of the NEOs.
	Annual Rate	Incentive Plan % of Base Salary
	2020	2020
François Locoh-Donou	$875,000	130%
Frank Pelzer	$510,000	90%
Tom Fountain	$520,000(1)	100%
Scot Rogers	$465,000	70%
Chad Whalen	$450,000	100%
(1)	Mr. Fountain received a 5% increase to his base salary in June 2020 in connection with his expansion of duties to include Global Services.
For fiscal year 2020, the annual revenue target was $2,336.0 million and the annual EBITDA target was $577.6 million (the EBITDA target was adjusted downward from 631.5 million to reflect extraordinary charges associated with the acquisition of Shape Security and certain facility exit costs which are non-recurring and which the Company believes are not reflective of the overall performance of the Company). Overall in fiscal year 2020, the Company achieved 100.6% of the annual revenue target and 84.2% of the annual EBITDA target and the executive officers earned 95.7% of their total target cash incentive bonus. These metrics were set at a level that the Committee believes would require solid execution by the executive team, and, if achieved, will contribute to growing shareholder value. The Compensation Committee believes that the cash incentive bonuses paid to the executive officers for performance in fiscal year 2020 were merited due to the Company’s strong operating results summarized above, which were achieved in the environment of a rapidly evolving market throughout fiscal year 2020.
When recruiting for new executives, the Committee works closely with its independent compensation consultant to evaluate market data and trends, the executive’s prior compensation levels, any equity or other compensation value that the executive would be forfeiting by leaving their prior employer as well as relocation and other costs.

Equity Compensation
In an effort to further align the compensation of the Company’s executive officers with the creation of shareholder value, the Company also grants long-term incentive compensation comprised of equity compensation that is both performance-based and time-based to its NEOs (the “LTI Grants”) . The Committee evaluates market conditions for executive compensation as more thoroughly set forth in the section entitled “Factors Considered by The Committee in Establishing Executive Compensation — Market Analysis” in determining the levels of LTI Grants for each of the NEO’s. The vesting of 50% of the annual LTI Grant to the executive officers in fiscal year 2020 was subject to the Company achieving specified performance targets over the three-year period following the awards (the “2020 Performance Awards”). The Compensation Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. The Committee periodically approves grants of equity-based compensation in the form of RSUs under the Company’s equity incentive plan. The amounts of these grants are based on the relative position and responsibilities of each NEO, previous and expected contributions of each officer to the Company’s success, equity compensation data from peer group companies provided by the independent compensation consultant including evaluating data at the 25th 50th and 75th percentiles.
The Board of Directors has approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards” which provides, as amended that the Compensation Committee or the Board of Directors, as applicable, will approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on November 1 (or, if such day is not a business day, on the following business day). A copy of this Policy may be found under the “Company — Investor Relations — ESG — Governance Documents” section of the Company’s website.
Equity awards to newly-hired employees and service providers (other than non-employee directors) are approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). These new-hire awards generally vest over a four-year period, with 25% vesting on the first anniversary of the award and the balance vesting in equal quarterly increments over the following three years. The Compensation Committee or the Board of Directors, as applicable, may approve equity awards outside of the new-hire grant date to select individuals in the event of extraordinary circumstances.
Fiscal Year 2020 Equity Awards
For the fiscal year 2020 annual equity awards (“2020 Equity Award”), the Compensation Committee approved the following awards to the incumbent NEOs as set forth below.
	2020 Equity Awards	Target Value
François Locoh-Donou	58,180	$8,500,098
Frank Pelzer	17,797	$2,600,142
Tom Fountain	19,165	$2,800,007
Scot Rogers	16,428	$2,400,131
Chad Whalen	18,481	$2,700,074
The annual equity awards to Messrs. Locoh-Donou, Pelzer, Fountain, Rogers and Whalen vest over three years, where 50% of the awards vest in equal quarterly increments and 50% of the awards are performance-based and vest in three equal (at target) annual increments subject to the achievement of performance-based goals as set forth below.
Performance Metrics
One third of the 2020 Performance Awards were subject to vesting on November 1, 2020 subject to achievement of the goals as set forth below. The remaining two thirds of the awards are subject to vesting annually thereafter based on achieving performance goals as established by the Committee. The Committee worked in conjunction with its independent compensation consultants to choose the performance goals. In accordance with the Company’s stated growth strategy, the Committee believes that top line revenue growth continues to be a primary driver of shareholder value creation. In addition, the Committee considers the growth in software revenue to be a leading indicator of the Company’s transformation and delivery on its vision to be the leading multi-cloud application services company which is consistent with management’s discussions with the Company’s investors. Finally, in an effort to continue to align executive compensation with shareholder returns, the Committee utilized a relative TSR metric as benchmarked against the S&P 500.
The Committee established the following performance metrics for the 2020 Performance Awards and the fiscal 2020 vesting of the equity awards made to NEOs in fiscal years 2019 and 2018 (“2019 and 2018 Performance Awards”):
•	50% of the goal was based on the Company achieving target GAAP revenue for the fiscal year;
•	25% of the goal was based on the Company achieving target software revenue growth for the fiscal year 2020 over fiscal year 2019 (the “Transformation” metric); and
•
25% of the 2020 Performance Award goal was based upon a one year relative TSR as benchmarked against the S&P 500 Index, 25% of the 2019 Performance Award was based upon a two year relative TSR and 25% of the 2018 Performance Award was based upon a three year relative TSR as established by the Committee in fiscal year 2020, 2019 and 2018, respectively.

The threshold, target and maximum goals and payout levels for these metrics are set forth below:
Level	Total Revenue Metric	% Payout	Transformation Metric	% Payout	Relative TSR Rank Metric	% Payout
Threshold	$1.869B	80%	+25%	50%	25th Percentile	50%
Target	$2.336B	100%	+50%	100%	50th Percentile	100%
Maximum	$4.672B	200%	+100%	200%	>75th Percentile	200%
Vesting and payment with respect to each 2020, 2019 and 2018 Performance Award goal is subject to meeting the target threshold and is measured linearly above the threshold of the applicable goal. Each goal is capped at achievement of 200% payout.
For the Fiscal Years 2018, 2019 and 2020 Performance Awards, the executive officers achieved the following:
•	Total Revenue for fiscal year 2020 was $2,350,822,000 resulting in a payout of 100.6% for the revenue goal;
•	Software Revenue for 2020 increased by 52.0% over 2019 for a total payout of 104.0% for the Transformation goal; and
•
The Company’s TSR for the one-year measurement period was -10.12% placing it in the 33rd percentile relative to the companies listed in the S&P 500 resulting in a total payout of 67% for the TSR goal for the 2020 Performance Awards. The Company’s TSR for the two-year measurement period was -36.59% placing it in the 13th percentile relative to the companies listed in the S&P 500 resulting in a total payout of 0% for the two year TSR goal for the 2019 Performance Awards. The Company’s TSR for the three-year measurement period was 4.0% placing it in the 36th percentile relative to the companies listed in the S&P 500 resulting in a total payout of 72% for the three year TSR goal for the 2018 Performance Awards.

•
Based upon the relative weighting of each goal, the total achievement for the 2020 Performance Award was 93.0%, 76.3% for the 2019 Performance Award and 94.3% for the 2018 Performance Award as illustrated below.

Total Performance Achievement
93.0%
76.3%
94.3%
2020
2019
2018

As noted in the section above on “Compensation Philosophy,” the Compensation Committee believes this performance formula has contributed to the Company’s consistent and strong financial performance and is of crucial importance in maintaining and growing shareholder value and furthering the shared interests of the Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team. Also, the performance-based incentive and equity compensation is paid out on a linear basis above 80% of the targeted goal and the executive officers’ total direct compensation will be reduced significantly if the Company has poor operating results. Since the performance formula does not include any multipliers or other accelerators and each goal is capped at achievement of 200% payout, the performance formula limits to a reasonable and foreseeable level the amount of total performance-based compensation paid in the case of strong operating results exceeding the targets.
Use of the differentiated performance formulas and targets for both short-term incentive compensation and long-term incentive compensation provide the Company’s shareholders a more direct means of evaluating executive compensation and Company performance, and promote a balanced focus on both quarterly and annual targets.
For performance-based awards made prior to fiscal year 2018 to Messrs. Locoh-Donou and Rogers, but vesting in fiscal year 2020, the Compensation Committee continues to set performance targets on an annual basis. The Compensation Committee reviews and evaluates revenue and expense projections proposed by management and considers industry, competitive and economic trends in setting these targets. Consistent with past practice, the Compensation Committee believes that revenue growth is the most heavily weighted measure for shareholder value creation and as such it furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth is balanced by the EBITDA targets intended to ensure that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets while growing its revenue base. Accordingly for the performance-based equity awards issued to Messrs. Locoh-Donou and Rogers approved prior to fiscal 2018, the Compensation Committee set the quarterly revenue targets for fiscal 2020 at $569.5 million, $572.0 million, $587.5 million and $606.9 million and the quarterly EBITDA targets for fiscal 2020 at $136.0 million, $123.8 million, $149.2 million and $168.4 million (the first through fourth quarters EBITDA numbers were adjusted downward from $140.0 million, $142.9 million, $160.2 million and $188.4 million, respectively to reflect non-recurring charges associated with the acquisition of Shape Security and certain facility exit costs . The Company achieved 100.0%, 102.0%, 99.3% and 101.3% of the quarterly revenue targets and 103.9%, 86.7%, 75.9% and 73.8% of the quarterly EBITDA targets. The NEOs earned 100.0%, 96.0%, 69.5% and 70.0% of their target performance-based equity awards made prior to fiscal year 2018 with vesting based on fiscal year 2020 performance. Overall in fiscal year 2020, the Company achieved 100.6% of the annual revenue target for fiscal year 2020 performance with respect to performance-based awards made prior to fiscal 2018 and 84.2% of the annual EBITDA target for fiscal year 2020 performance with respect to performance-based awards made prior to fiscal 2018 and the executive officers earned 83.9% of such target performance-based equity awards based on fiscal year 2020 performance for awards made prior to fiscal year 2018.
The grant date fair value of equity incentive awards for accounting purposes as reported in the Grants of Plan-Based Awards in Fiscal 2020 Table is based on the closing price of the Common Stock on the applicable accounting grant date, which, in the case of the later tranches of the performance-based equity awards, is later than the date the Compensation Committee determines the number of shares underlying the annual awards to executives. Therefore, the Table includes the cumulative value of a portion of performance-based equity awards issued in fiscal years 2017, 2018 and 2019 as reflected in footnotes (3) and (5) to the Table.
Footnotes (4) and (5) of the Grants of Plan-Based Awards Table in Fiscal Year 2020 includes additional information regarding the performance-based equity compensation program in fiscal year 2020.
The performance formula and targets represent key metrics by which the Company is evaluated and provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for the Company’s shareholders without excessive risk-taking. Equity awards not earned for any performance period are forfeited. Generally, an NEO must be employed by the Company or its affiliates on each vesting date to receive the shares of Common Stock issuable on the vesting date.
Factors Considered by The Committee in Establishing Executive Compensation
Market Analysis
The Compensation Committee conducts an annual review of the executive compensation program and uses peer and survey group data to help set proper compensation levels. The Compensation Committee has retained an outside independent compensation consultant, Mercer, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. The Compensation Committee instructed the independent compensation consultant to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the peer group companies developed by the independent compensation consultant and approved by the Compensation Committee as well as survey data.
To assess the competitive market pay levels for the Company’s NEOs, the Committee asked its independent compensation consultant to review and update the Company’s peer group for fiscal year 2020 to:
•	ensure it consisted of organizations that are comparable to the Company in terms of complexity of operations and size;
•	compare each of the executive positions to positions in the peer group as well as positions in a survey prepared for the Company by Radford; and
•	gather and analyze compensation data from the peer group proxies and published survey sources as well as providing an analysis of realized pay trends for the Company’s executive officers.
The Committee reviewed this data and the recommendations of the independent compensation consultant and evaluated these inputs in the context of its compensation philosophy and historical pay practices. Based on this review, the Committee established the fiscal year 2020 compensation program for the NEOs.
For fiscal year 2020, in light of the Company’s continued growth and evolution, the Compensation Committee directed the independent compensation consultant to again review the peer group of companies used historically by the Compensation Committee to ensure that the group with the Company in the talent marketplace. The independent compensation consultant reviewed the fiscal year 2019 peer group for continued appropriateness for talent market and executive compensation market analysis. They also reviewed the peer group to reflect current financials, M&A activity, de-listings, or other business issues. The independent compensation consultant continued to focus on companies engaged in similar lines of business and with similar scale revenues. They also evaluated peers-of-peers and proxy advisor Institutional Shareholder Services (ISS) peer company selections in providing companies for consideration.

In reviewing the peer group, the Committee focused on companies that the Company competes with in the marketplace and for talent, as well as other factors identified by the independent compensation consultant above. In addition, the Company’s continued growth, expanding business model and software and security focus led the Committee to conclude that a broad range of peer companies was appropriate and included a mix of larger companies and smaller companies. Company size both in terms of revenue and market capitalization were factors that were considered, but in choosing the peer group companies, the Committee believed that other factors such as similar industry and operational focus, comparable business models, growth rates, competition for executive talent and availability and quality of pay data were most relevant in evaluating the Peer Group Companies.
Based on this input and input from management, Mercer recommended that the Compensation Committee slightly modify the set of peers for fiscal year 2020 by removing CA, Inc. due to its acquisition by Broadcom Inc. and Red Hat due to its acquisition by IBM Corporation. The remaining peer set continued to be suitable for the Company in evaluating executive compensation practices. Accordingly, the Committee chose the following list of peer companies to analyze the Company’s executive compensation program for fiscal year 2020:
Akamai Technologies, Inc.	FireEye, Inc.	Palo Alto Networks, Inc.
Arista Networks, Inc.	Fortinet, Inc.	ServiceNow, Inc.
Autodesk, Inc.	Juniper Networks, Inc.	Splunk Inc.
CheckPoint Software Technologies Ltd.	NetApp, Inc.	VeriSign, Inc.
Citrix Systems, Inc.	NortonLifeLock, Inc. (formerly known as Symantec)	Workday, Inc.
As of the date of the market analysis conducted by Mercer, the Company was positioned within the Peer Group Companies at the 51st percentile in revenues, 13th percentile in market capitalization and 35th percentile in market capitalization to revenues. For fiscal year 2020, Mercer also reviewed with the Compensation Committee compensation data published in the Radford Executive Survey for companies in the Company’s peer group. This data was used by the Company primarily as a competitive reference for positions below the executive officer level.
Other Benefits and Perquisites
The Company’s executive officers participate in broad-based benefit plans that are available to other employees and are eligible for an executive physical exam. The Company does not currently provide additional material perquisites for its executive officers.
Clawback Policy
In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Board of Directors adopted a Clawback Policy for oversight and enforcement by the Compensation Committee. This clawback policy generally provides that in the event of a restatement of the Company’s financial results (other than due to a change in applicable accounting rules or interpretations) the result of which is that any performance-based compensation (cash or equity) paid to a Company executive officer during the three years preceding the restatement would have been lower had it been calculated based on such restated results, the Compensation Committee will review the compensation. If the Compensation Committee determines that the amount of compensation actually paid or awarded to an executive officer (the “Awarded Compensation”) would have been lower had it been calculated based on the restated financial statement (the “Adjusted Compensation”), and that the executive officer engaged in intentional or unlawful misconduct that materially contributed to the need for the restatement, then the Compensation Committee may seek to recover for the benefit of the Company the excess of the Awarded Compensation over the Adjusted Compensation. The policy provides that the Compensation Committee will not seek recovery if it determines recovery would be unreasonable or contrary to the interests of the Company.

Stock Ownership and Stock Holding Guidelines
The guidelines were established to promote a long-term perspective in managing the business, further align the interests of the executive officers and the Company’s shareholders, and reduce any incentive for excessive short-term risk taking. The guidelines provide for the following stock ownership:
President and Chief Executive Officer	5x base salary
All Other Executive Officers	2x base salary
Executive officers are required to achieve the ownership guidelines within three years after first being designated as an executive officer. Until the applicable guideline is achieved, the stock holding provisions require executive officers to retain a number of shares equal to not less than 20% of the Net Shares received as the result of the vesting of any RSUs. “Net Shares” are those shares that remain after shares are sold to pay withholding taxes. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises or under the Company’s Employee Stock Purchase Plan, shares obtained through grants of RSUs, and shares beneficially owned in a trust by a spouse and/or minor children. Shares owned by executive officers are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.
Derivatives Trading and Hedging Policy
The Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. As described above in “Corporate Governance – Derivatives Trading and Hedging Policy”, the Company’s “Insider Trading Policy” specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Each of the NEOs complied with this policy during fiscal year 2020 and has no Company securities pledged or in margin accounts.
Impact of Accounting and Tax Treatments of a Particular Form of Compensation
The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Although the Compensation Committee may consider the impact of tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders.
Employment Contracts and Double-Trigger Change-of-Control Arrangements
After an extensive review process and in consultation with Willis Towers Watson and outside legal counsel, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the Company entering into change-of-control agreements with each of the executive officers (the “Change of Control Agreement”) (See “Potential Payments Upon Termination or Change of Control”). The Compensation Committee recognizes that the threat or possibility of an acquisition by another company or some other change of control event can be a distraction and believes that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued full attention and dedication of the NEOs notwithstanding the possibility, threat or occurrence of such an event. See the “2020 Potential Payments Upon Termination or Change of Control Table” for additional information regarding the potential payments and benefits that each NEO could receive under the change-of-control agreements. The change of control agreements feature a “double trigger” in that the executive officer will not receive the severance amount unless their employment is terminated under certain circumstance within two years after the change of control event. The RSU grant agreements issued to our NEOs provide that upon certain changes of control of the Company the vesting of outstanding and unvested RSUs will accelerate and the RSUs will become fully vested. We believe that the change-of-control provisions provide an additional tool for attracting and retaining key executive officers.

In addition to the foregoing, the Company provided Mr. Locoh-Donou with a written agreement providing that should the Company terminate Mr. Locoh-Donou without “Cause” as that term is defined in the Company’s standard form Change-of-Control agreement, or for “Good Reason” as described in his offer letter and further described in the section entitled “Potential Payments Upon Termination or Change of Control” below, it would pay him a severance amount equal to his first year salary and executive incentive compensation at target as well as the vesting of equity set to vest within the next six months following his termination or payment in lieu of such vest at the discretion of the Committee. Such payments are subject to Mr. Locoh-Donou’s resignation from the Board of Directors and compliance with a one-year non-competition agreement. There are currently no other written employment contracts providing severance to any of the NEOs. Each such officer is an “at-will” employee, and his or her employment may be terminated anytime with or without cause. In recognition of an executive officer’s service and contributions to the Company’s success, the Company may enter into a separation agreement with an executive officer. These agreements also include other customary terms and conditions, such as releases, and may also require the former executive to provide certain transition services or covenants not to compete at the request of the Company.

Summary Compensation Table
The following table sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officer in fiscal year 2020, (b) our Chief Financial Officer (the “CFO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal year 2020. These executive officers are collectively hereinafter referred to as the “Named Executive Officers” or “NEOs”.
Summary Compensation Table for Fiscal Year 2020
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
François Locoh-Donou President and Chief Executive Officer	2020	$875,000	—	$8,911,165	$1,088,670	$4,400	$10,879,235
	2019	$850,000	—	$7,534,613	$1,080,044	$8,800	$9,473,457
	2018	$810,000	—	$4,991,565	$1,055,482	—	$6,857,047
Frank Pelzer Executive VP and Chief Financial Officer	2020	$510,000	—	$2,320,436	$439,296	$4,400	$3,274,131
	2019	$500,000	—	$1,946,431	$439,837	$4,400	$2,890,668
	2018	$180,294	$500,000	$5,300,030	$158,463	—	$6,138,787
Tom Fountain Executive VP of Global Services and Chief Strategy Officer	2020	$528,273	—	$2,509,645	$505,654	$4,400	$3,547,973
	2019	$500,000	—	$2,180,224	$488,707	$4,400	$3,173,331
	2018	$348,968	$500,000	$3,200,087	$347,777	$4,400	$4,401,232
Scot Rogers Executive VP and General Counsel	2020	$465,000	—	$2,615,339	$311,527	$4,400	$3,396,267
	2019	$465,000	—	$2,507,614	$372,698	$4,400	$3,349,712
	2018	$455,000	—	$2,419,917	$273,643	—	$3,148,560
Chad Whalen Executive VP of Worldwide Sales	2020	$450,000	—	$2,399,849	$430,683	$4,400	$3,284,931
(1)
This column represents the aggregate grant date fair value of RSUs treated as granted to Named Executive Officers in the applicable year computed in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and determined as of the grant date under ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 “Summary of Significant Accounting Policies — Stock-based Compensation” and note 11 “Stock-based Compensation” included in our financial statements in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2020. Additional information about the RSUs including maximum opportunity appears in the Compensation Discussion and Analysis and in the Grants of Plan-Based Awards table and related narrative.

(2)
This column represents the total cash incentive bonus paid to the Named Executive Officers for fiscal year 2020 under the Incentive Plan. 70% of the cash incentive bonus is based on the Company achieving target annual revenue, and 30% is based on the Company achieving target annual EBITDA. In fiscal year 2020, the Company achieved 100.6% of the annual revenue target and 84.2% of the annual EBITDA target. As a result, the executive officers earned 95.7% of their target cash incentive bonus in fiscal year 2020. For additional information, see footnote (2) of the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(3)	Items in the “All Other Compensation” column for fiscal year 2020 include $4,400 in Company contributions to the 401(k) plan for Messrs. Locoh-Donou, Pelzer, Fountain, Rogers and Whalen.
(4)	The Company did not provide any options for the applicable fiscal years and does not have a pension or nonqualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal Year 2020
			Estimated Possible Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
François Locoh-Donou	11/1/2019(1)	10/31/2019	—	—	—	—	—	—	29,090	$4,250,049
	10/31/2019(1)(3)	10/31/2019	—	—	—	10,975	14,907	29,814	—	$2,147,810
	11/1/2019(1)(4)	10/31/2019	—	—	—	8,727	14,545	29,090	—	$2,513,306
			$910,000	$1,137,500	$2,275,000	—	—	—	—	—
Frank Pelzer	11/1/2019(1)	10/31/2019	—	—	—	—	—	—	8,899	$1,300,144
	10/31/2019(1)(3)	10/31/2019	—	—	—	1,222	1,745	3,490	—	$251,420
	11/1/2019(1)(4)	10/31/2019	—	—	—	2,670	4,450	8,899	—	$768,872
			$367,200	$459,000	$918,000	—	—	—	—	—
Tom Fountain	11/1/2019(1)	10/31/2019	—	—	—	—	—	—	9,583	$1,400,076
	10/31/2019(1)(3)	10/31/2019	—	—	—	1,368	1,955	3,909	—	$281,604
	11/1/2019(1)(4)	10/31/2019	—	—	—	2,875	4,792	9,583	—	$827,965
			$422,667	$528,334	$1,056,668	—	—	—	—	—
Scot Rogers	11/1/2019(1)	10/31/2019	—	—	—	—	—	—	8,214	$1,200,065
	10/31/2019(1)(3)	10/31/2019	—	—	—	3,629	4,897	9,794	—	$705,533
	11/1/2019(1)(4)	10/31/2019	—	—	—	2,464	4,107	8,214	—	$709,741
			$260,400	$325,500	$651,000	—	—	—	—	—
Chad Whalen	11/1/2019(1)	10/31/2019	—	—	—	—	—	—	9,241	$1,350,110
	10/31/2019(1)(3)	10/31/2019	—	—	—	1,222	1,745	3,490	—	$251,420
	11/1/2019(1)(4)	10/31/2019	—	—	—	2,772	4,621	9,241	—	$798,319
			$360,000	$450,000	$900,000	—	—	—	—	—
(1)	RSUs granted under the 2014 Incentive Plan. No options were granted to the NEOs in fiscal year 2020.
(2)
Represents the cash incentive bonus opportunity for fiscal year 2020 under the Incentive Plan. The cash incentive bonus opportunity is a percentage of base salary for the fiscal year and for Mr. Fountain reflects a salary increase in June 2020 due to his expanded role to oversee global services.

70% of the cash incentive bonus is based on the Company achieving target revenue for the fiscal year and 30% is based on the Company achieving target EBITDA for the fiscal year. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals with a maximum possible payout capped at 200%. The actual cash incentive bonus earned for fiscal year 2020 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2020 and more details regarding the cash incentive bonus is set forth in the Compensation Discussion and Analysis.
(3)
Represents (i) the second year performance portion of the Revenue metric and Transformation metric of the annual equity awards issued to all NEOs in fiscal 2019 (12.5% of the total annual equity awards issued in fiscal year 2019)(the “2019 Performance Award”), (ii) third year performance portion of the Revenue metric and Transformation metric of the annual equity awards issued to Messrs. Locoh-Donou and Rogers (9.375% of the total annual equity awards issued in fiscal year 2018)(the “2018 Performance Award”), (iii) the last two quarters of the third year performance portion and the first two quarters of the fourth year performance portion of the equity award issued to Mr. Locoh-Donou on May 1, 2017 (12.5% of the total equity award issued in fiscal 2017) (the “Locoh-Donou CEO Performance Award”)(together with the Rogers 2017 Performance Award, collectively “Prior Performance Awards”) and (iv) fourth year performance portion of the annual equity awards issued to Mr. Rogers in fiscal 2017 (12.5% of the total annual equity awards issued in fiscal year 2017)(the “Rogers 2017 Performance Award”). Under ASC Topic 718, these performance awards are treated as grants in fiscal year 2020 as the applicable performance targets were set in fiscal year 2020. The closing price of the Common Stock on the grant date of October 31, 2019 was $144.08.

(4)
The performance-based annual equity awards issued to each NEO in fiscal year 2020 vest annually over three years, until such portion of the grant is fully vested on November 1, 2022. The Estimated Possible Payouts Under Equity Incentive Plan Awards is set forth for the first year performance portion of the Revenue metric (8.333% of the total annual equity awards issued in fiscal year 2020), first year performance portion of the Transformation metric (4.166% of the total annual equity awards issued in fiscal year 2020) and all three years performance portion of the TSR metric (12.5% of the total annual equity awards issued in fiscal year 2020) for the annual equity awards issued in fiscal year 2020 (25% of the total annual equity awards issued in fiscal year 2020) (the “2020 Performance Award”). The closing price of the Common Stock on the grant date of November 1, 2019 was $146.10.

(5)
The Prior Performance Awards are subject to the same quarterly revenue and EBITDA goals set by the Board of Directors for the applicable periods in fiscal year 2020. 70% of these Prior Performance Awards are based on achieving at least 80% of the revenue goal and the other 30% is based on achieving at least 80% of the EBITDA goal. The Prior Performance Awards, if any, are paid on a quarterly basis linearly above 80% of the targeted goals with a maximum possible payout capped at 200%. Additional details regarding the equity incentive plan awards is set forth in the Compensation Discussion and Analysis.

50% of the 2018, 2019 and 2020 Performance Award goal is based on the Company achieving target GAAP revenue for the 2020 fiscal year and 25% of the goal is based on the Company achieving target Software Revenue Growth for the fiscal year 2020 over fiscal year 2019. Relative TSR to the S&P 500 Index is weighted as 25% of the goal for all fiscal years within the performance period of the 2020 Performance Award.
(6)
Represents the service-based 50% of the annual equity awards issued to each of the NEOs in fiscal year 2020, which vest in equal quarterly increments over three years, until such portion of the grant is fully vested on November 1, 2022.

(7)
This column represents the aggregate grant date fair value of the RSUs treated as granted to NEOs in fiscal year 2020, computed in accordance with ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 “Summary of Significant Accounting Policies — Stock-based Compensation” and note 11 “Stock-based Compensation” in our financial statements included in our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2020.

Outstanding Equity Awards at September 30, 2020
	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
François Locoh-Donou	43,189(2)	$5,302,314	58,500(8)	$7,182,045
Frank Pelzer	25,118(3)	$3,083,737	13,552(9)	$1,663,779
Tom Fountain	18,721(4)	$2,298,377	14,795(10)	$1,816,382
Scot Rogers	11,479(5)	$1,409,277	16,419(11)	$2,015,761
Chad Whalen	12,025(6)	$1,476,309	13,894(12)	$1,705,766
(1)	No NEO had options outstanding at September 30, 2020.
(2)
Comprised of the following equity awards: (i) 1,472 RSUs which vests in equal quarterly increments through May 1, 2021; (ii) 4,048 RSUs which vests in equal quarterly increments through May 1, 2021; (iii) 7,126 RSUs which vests in equal quarterly increments through November 1, 2021; (iv) 8,725 RSUs which vests in equal quarterly increments through November 1, 2021; and (v) 21,818 RSUs from the annual equity award issued in fiscal 2020 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table which vests in equal quarterly increments through November 1, 2022.

(3)
Comprised of the following equity awards: (i) 15,534 RSUs which vests 25% on August 1, 2019 and the remaining 75% vests in equal quarterly increments through August 1, 2022; (ii) 2,909 RSUs which vests in equal quarterly increments through November 1, 2021; and (iii) 6,675 RSUs from the annual equity award issued in fiscal 2020 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table which vests in equal quarterly increments through November 1, 2022.

(4)
Comprised of the following equity awards: (i) 8,275 RSUs which vests 25% on February 1, 2019 and the remaining 75% vests in equal quarterly increments through February 1, 2022; (ii) 3,258 RSUs which vests in equal quarterly increments through November 1, 2021; and (iii) 7,188 RSUs from the annual equity award issued in fiscal 2020 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table which vests in equal quarterly increments through November 1, 2022.

(5)
Comprised of the following equity awards: (i) 502 RSUs which vests in equal quarterly increments through November 1, 2020; (ii) 2,721 RSUs which vests in equal quarterly increments through November 1, 2021; (iii) 2,095 RSUs which vests in equal quarterly increments through November 1, 2021; and (iv) 6,161 RSUs from the annual equity award issued in fiscal 2020 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table which vests in equal quarterly increments through November 1, 2022.

(6)
Comprised of the following equity awards: (i) 426 RSUs which vests 25% on February 1, 2018 and the remaining 75% vests in equal quarterly increments through February 1, 2021; (ii) 1,759 RSUs which vests in equal annual increments through August 1, 2022; (iii) 2,909 RSUs which vests in equal quarterly increments through November 1, 2021; and (iv) 6,931 RSUs from the annual equity award issued in fiscal 2020 as set forth in footnote (6) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table which vests in equal quarterly increments through November 1, 2022.

(7)	Calculated by multiplying the number of unvested RSUs held by the NEO by the closing price of the Common Stock ($122.77) on September 30, 2020.
(8)
Comprised of the following equity awards: (i) 4,049 RSUs from Mr. Locoh-Donou’s May 1, 2017 new-hire equity award issued in fiscal year 2017 which vests in equal quarterly increments through May 1, 2021; (ii) 11,401 RSUs from the annual equity award issued in fiscal year 2018 which vests in equal annual installments through November 1, 2021; (iii) 13,960 RSUs from the annual equity award issued in fiscal year 2019 which vests in equal annual installments through November 1, 2021 and (iv) 29,090 RSUs from the annual equity award issued in fiscal year 2020 which vests in equal annual installments through November 1, 2022, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the new-hire equity award issued in fiscal year 2017 and the annual equity awards issued in fiscal years 2018, 2019 and 2020 for which the performance criteria have not been established as of September 30, 2020 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(9)
Comprised of the following equity awards: (i) 4,653 RSUs from the annual equity award issued in fiscal year 2019 which vests in equal annual installments through November 1, 2021 and (ii) 8,899 RSUs from the annual equity award issued in fiscal year 2020 which vests in equal annual installments through November 1, 2022, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2019 and 2020 for which the performance criteria have not been established as of September 30, 2020 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(10)
Comprised of the following equity awards: (i) 5,212 RSUs from the annual equity award issued in fiscal year 2019 which vests in equal annual installments through November 1, 2021 and (ii) 9,583 RSUs from the annual equity award issued in fiscal year 2020 which vests in equal annual installments through November 1, 2022, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2019 and 2020 for which the performance criteria have not been established as of September 30, 2020 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(11)
Comprised of the following equity awards: (i) 501 RSUs from the annual equity award issued in fiscal year 2017 which vests in equal quarterly increments through November 1, 2020; (ii) 4,353 RSUs from the annual equity award issued in fiscal year 2018 which vests in equal annual installments through November 1, 2021; (iii) 3,351 RSUs from the annual equity award issued in fiscal year 2019 which vests in equal annual installments through November 1, 2021 and (iv) 8,214 RSUs from the annual equity award issued in fiscal year 2020 which vests in equal annual installments through November 1, 2022, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2017, 2018, 2019 and 2020 for which the performance criteria have not been established as of September 30, 2020 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.
(12)
Comprised of the following equity awards: (i) 4,653 RSUs from the annual equity award issued in fiscal year 2019 which vests in equal annual installments through November 1, 2021 and (ii) 9,241 RSUs from the annual equity award issued in fiscal year 2020 which vests in equal annual installments through November 1, 2022, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the annual equity awards issued in fiscal years 2019 and 2020 for which the performance criteria have not been established as of September 30, 2020 have been treated as outstanding at target for purposes of this Table but are not yet treated as granted under ASC Topic 718.

Option Exercises and Stock Vested in Fiscal Year 2020
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
François Locoh-Donou	57,451	$7,872,235
Frank Pelzer	14,634	$1,991,167
Tom Fountain	13,113	$1,788,584
Scot Rogers	15,169	$2,098,715
Chad Whalen	8,765	$1,201,251
(1)	There were no option exercises in fiscal year 2020.
(2)	Amounts reflect the closing price of the Common Stock on the day the stock award vested, multiplied by the number of shares.
Potential Payments Upon Termination or Change of Control
Each of our Named Executive Officers is an “at-will” employee, and his employment may be terminated at any time with or without cause.
The Company has entered into change of control agreements with Messrs. Locoh-Donou, Pelzer, Fountain, Rogers and Whalen. These change of control agreements are “double trigger” agreements which provide a protection period of two years after a change of control during which the Named Executive Officer’s annual base salary and annual target incentive bonus cannot be reduced. In addition, each change of control agreement entitles the executive officer to severance benefits if his employment with the Company is terminated within two years after a change of control of the Company, unless such termination is (i) due to death or total disability, (ii) by the Company for cause, or (iii) by the executive officer without good reason. The amount of severance payable to Mr. Locoh-Donou will be equal to two times, and in the case of the other Named Executive Officers one times the sum of the executive officer’s (a) annual salary at the highest rate in effect in the 12 months preceding the change of control date and (b) highest annual target incentive bonus in effect in the 12 months preceding the change of control date. In addition, each Named Executive Officer will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs, and payment by the Company of premiums for health insurance benefit continuation for one year after termination of the Named Executive Officer’s employment, outplacement services for a period of up to 12 months with a cost to the Company of up to $25,000, and vesting of equity awards. The change of control agreements do not include a tax gross up payment provision. If payments under the change of control agreements or otherwise would subject a Named Executive Officer to the IRS parachute excise tax, the Company would then either (i) reduce the payments to the largest portion of the payments that would result in no portion of the payments being subject to the parachute excise tax or (ii) pay the full amount of such payments, whichever is better on an after-tax basis for the Named Executive Officer.
For purposes of the change of control agreements, a “change of control” is generally defined as (i) acquisition of beneficial ownership of at least 30% of our outstanding shares; (ii) the incumbent directors or those they approve cease to constitute a majority of the Board of Directors; (iii) a consummation of a reorganization, merger or consolidation unless, following such transaction: (A) more than 50% of the shares after the transaction are beneficially owned by persons who owned shares prior to the transaction in substantially the same proportions, (B) the incumbent Board members constitute more than 50% of the members of the Board, and (C) no person newly acquires beneficial ownership of at least 30% of the shares; (iv) the sale or other disposition of all or substantially all of our assets unless the conditions described above in (A), (B) and (C) are satisfied with respect to the entity which acquires such assets; or (v) our liquidation or dissolution. In addition, the RSU grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs will accelerate and such RSUs will become fully vested. Named Executive Officers held no outstanding options as of September 30, 2020.
The following table sets forth an estimate of the payments and benefits that each Named Executive Officer would have received if a change of control of the Company occurred on September 30, 2020 and termination of employment occurred immediately thereafter.
2020 Potential Payments Upon Termination After a Change of Control Table(1)
Name	Benefit	Termination After Change of Control ($)(4)
François Locoh-Donou	Severance Amount(2)	$4,025,000
	Accelerated Vesting of RSUs(3)	$12,484,359
	Benefit coverage continuation	$28,239
	Outplacement services	$25,000
	Total	$16,562,598

Frank Pelzer	Severance Amount(2)	$969,000
	Accelerated Vesting of RSUs(3)	$4,747,516
	Benefit coverage continuation	$28,239
	Outplacement services	$25,000
	Total	$5,769,755

Tom Fountain	Severance Amount(2)	$1,092,000
	Accelerated Vesting of RSUs(3)	$4,114,759
	Benefit coverage continuation	$28,239
	Outplacement services	$25,000
	Total	$5,259,998

Scot Rogers	Severance Amount(2)	$790,500
	Accelerated Vesting of RSUs(3)	$3,425,038
	Benefit coverage continuation	$28,239
	Outplacement services	$25,000
	Total	$4,268,777

Chad Whalen	Severance Amount(2)	$900,000
	Accelerated Vesting of RSUs(3)	$3,182,075
	Benefit coverage continuation	$28,239
	Outplacement services	$25,000
	Total	$4,135,314
(1)
Assumes termination or change in control occurred on September 30, 2020. Because termination of employment is assumed to have occurred on September 30, 2020 (the end of the fiscal year), the prorated bonus otherwise payable upon a termination without cause or for good reason is not reflected in the table above.

(2)	The Severance Amount is the product of (a) annual salary and annual target incentive bonus, times (b) two for Mr. Locoh-Donou and one for the other Named Executive Officers.
(3)	Calculated by multiplying the number of unvested RSUs held by the NEO by the closing price of the Common Stock ($122.77) on September 30, 2020.
(4)
Amounts in the column “Termination after Change in Control” reflect amounts payable to the NEOs if terminated within two years after a change of control. Note that the acceleration of RSUs occurs upon a Change of Control regardless of whether employment is terminated.

Mr. Locoh-Donou’s employment is at-will and if the Company terminates Mr. Locoh-Donou’s employment without cause or he terminates his employment for good reason as defined in his employment offer letter, the Company will provide to Mr. Locoh-Donou: (1) an amount equal to his first year base salary and his executive cash incentive compensation calculated at target and (2) at the Company’s discretion, either (a) vesting of Mr. Locoh-Donou’s equity scheduled to vest in the six months following the termination date or (b) the payment of cash equal to the value of such equity as of the termination date. If on September 30, 2020 Mr. Locoh-Donou’s employment had been terminated without cause or he terminated his employment for good reason, he would have been paid severance of $1,794,567 and the RSUs scheduled to vest from October 1, 2020 through March 31, 2021 would at the Company’s discretion either vest or the Company would pay Mr. Locoh-Donou the cash value of such RSUs. 14,867 service-based RSUs would have vested in the six-month period following September 30, 2020 and 20,666 performance-based RSUs would have vested in the first three month period following September 30, 2020 and assuming target performance for the second three month period following September 30, 2020, an additional 1,349 performance-based RSUs would have vested (with such aggregate 36,882 RSUs valued at $4,528,003 based on the closing price of Common Stock as of September 30, 2020 ($122.77)). Such payments are all contingent on Mr. Locoh-Donou’s compliance with certain non-competition restrictions for a period of 12 months following termination of employment described in his offer letter and his execution and the effectiveness of an appropriate general release of claims. The term “cause” shall have the meaning as defined in the change of control agreement referenced above and “good reason” shall have the meaning as defined in his offer letter. In no case shall Mr. Locoh-Donou be entitled to termination payments under both the offer letter and the change of control agreement.
Pay Ratio
As provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO. As disclosed in the “Summary Compensation Table” above, the fiscal 2020 total annual compensation for our CEO was $10,879,235. We estimate that the fiscal 2020 total annual compensation for the median of all employees, excluding our CEO, was $199,130. The resulting ratio of our CEO’s total annual compensation to that of the median of all employees, excluding our CEO, for fiscal 2020 is 55 to 1.
We identified the median employee by (i) aggregating for each employee employed on September 30, 2020 (A) annual base salary for salaried employees or hourly rate multiplied by estimated work schedule for hourly and seasonal employees, in each case annualized for newly-hired employees, (B) target incentive compensation and (C) grant date fair market value of equity compensation, (ii) converting amounts from local currency to U.S. dollars and (iii) ranking this compensation measure for our employees other than our CEO from lowest to highest. We identified the employee with the median target compensation calculated as described in the preceding sentence. We calculated total annual compensation for the median employee using the same methodology used to calculate the “Total” column of the “Summary Compensation Table.”
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Report of the Audit Committee
The Audit Committee consists of directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “Company — Investor Relations — ESG—Governance Document” section of the Company’s website, located at http://www.f5.com/pdf/f5/f5-audit-committee-charter-2017.pdf.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee oversees procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In conjunction with its oversight of internal information systems, the Audit Committee receives periodic updates from the Company’s Chief Information Security Officer and Chief Information Officer on cyber security related topics including cyber threats to the Company and the status of the Company’s cyber security posture and risk mitigation efforts.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2020, matters relating to the Company’s internal controls over financial reporting, and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.
The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.
The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) and the SEC.
The Audit Committee has received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended September 30, 2020 be included in our annual report on Form 10-K for 2020 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. The Board of Directors is recommending that shareholders ratify this selection at the Annual Meeting.
Respectfully submitted,
Deborah L. Bevier
Michael L. Dreyer
Peter S. Klein, Chair
Marie Myers
Sripada Shivananda

Fees Paid to PricewaterhouseCoopers LLP
The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2020 and 2019:
	Years Ended September 30,
Fee Category	2020	2019
Audit Fees	$4,499,060	$4,037,624
Audit-Related Fees	$5,000	$60,488
Tax Fees	$165,026	$39,690
All Other Fees	$6,390	$6,390
Total Fees	$4,675,476	$4,144,192
Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and financial accounting and reporting standards, and other services related to registration statements and public offerings.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.
All Other Fees. Consists of software licensing fees for accounting research tools.
Audit Committee Pre-Approval Procedures
The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal years 2019 and 2020, all services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.
Annual Independence Determination
The Audit Committee considered whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of non-audit services is and has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 6, 2021 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 6, 2021, (b) each director and nominee for director of the Company, (c) the NEOs, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.
Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock Outstanding(2)
BlackRock, Inc.(3) 55 East 52nd Street, New York, New York 10055	4,840,087	7.85%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	6,830,747	11.08%
François Locoh-Donou(5)	79,113	*
Frank Pelzer(6)	16,921	*
Tom Fountain(7)	20,096	*
Scot Rogers(8)	15,842	*
Chad Whalen(9)	7,969	*
A. Gary Ames	15,874	*
Sandra E. Bergeron	2,121	*
Deborah L. Bevier	8,733	*
Elizabeth Buse	0	*
Michel Combes	3,099	*
Michael L. Dreyer	9,000	*
Alan J. Higginson	11,473	*
Peter S. Klein	8,357	*
Nikhil Mehta	1,933	*
Marie E. Myers	1,933	*
Sripada Shivananda	0	*
All directors and executive officers as a group (22 people)(10)	282,725	*
*	less than 1%.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5, 801 Fifth Avenue, Seattle, Washington 98104.
(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire beneficial ownership within 60 days after January 6, 2021. Except as otherwise noted, to the Company’s knowledge each person or entity has sole voting and investment power with respect to the shares shown.

(3)	As reported by BlackRock, Inc. in a Schedule 13G/A filed on February 5, 2020.
(4)	As reported by The Vanguard Group in a Schedule 13G/A filed on February 10, 2020.
(5)
Includes 10,132 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(6)
Includes 4,090 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(7)
Comprised of 3,971 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(8)
Includes 2,409 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(9)
Comprised of 2,485 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

(10)
Directors and current executive officers as of January 6, 2021. Includes 36,753 shares of Common Stock underlying RSUs granted under the 2014 Plan that are issuable within 60 days of January 6, 2021, 173 shares of Common Stock underlying RSUs granted under the Nginx Acquisition Plan that are issuable within 60 days of January 6, 2021 and 17,785 shares with respect to options granted under the Assumed Nginx Plan that are exercisable within 60 days of January 6, 2021. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (3) and (4) to the Grants of Plan-Based Awards in Fiscal Year 2020 Table.

PROPOSAL 1: ELECTION OF TEN DIRECTORS
At the Annual Meeting, the shareholders will vote on the election of ten directors nominated by the Board of Directors to serve until the annual meeting of shareholders for fiscal year 2021, and until their successors are elected and qualified. The Board of Directors has unanimously nominated Sandra E. Bergeron, Elizabeth L. Buse, Michel Combes, Michael L. Dreyer, Alan J. Higginson, Peter S. Klein, François Locoh-Donou, Nikhil Mehta, Marie E. Myers and Sripada Shivananda for election to the Board of Directors. The nominees indicated that they are willing and able to serve as directors. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. At the Annual Meeting, the proxies being solicited will be voted for no more than ten nominees.
Majority Vote Standard for Director Election
The Company’s Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.
The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in an uncontested election and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision. No director who fails to receive a majority vote in an uncontested election will participate in the Nominating and Corporate Governance Committee’s recommendation or Board of Directors’ decision about filling his or her office.
For additional information, the complete Bylaws are available on our website at www.f5.com under the “Company — Investor Relations — ESG — Governance Documents” section.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

PROPOSAL 2. APPROVAL OF THE 2014 INCENTIVE PLAN AS AMENDED AND RESTATED
At the Annual Meeting, the shareholders of the Company will be asked to approve the F5 Networks, Inc. 2014 Incentive Plan (“Amended Plan”), which amends and restates the 2014 Incentive Plan (“Plan”). The primary change in the Amended Plan is to increase the number of shares of Common Stock available for issuance under the Plan by 900,000 shares.
The Plan is the Company’s primary equity incentive plan. As of January 6, 2021, 749,690 shares remained available for the future grant of equity awards under the Plan (assuming outstanding unearned performance-based RSU awards are earned at 200% maximum).
The Amended Plan was approved by the Board of Directors on January 22, 2021 and will become effective upon receipt of the shareholders’ approval at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company represented and voting on the proposal at the Annual Meeting is required to adopt the Amended Plan.
The Board of Directors believes that the Plan has contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. The Board of Directors believes that additional shares should be reserved for use under the Plan to enable the Company to attract and retain key employees through the granting of awards under the Plan. The proposed increase in the number of shares under the Plan is not required or intended to cover awards previously made under the Plan. As such, no new plan benefits have been granted to date, and future awards under the Amended Plan are not yet determinable. In the event that the required votes to approve the Amended Plan are not obtained, the Amended Plan will not become effective and the Company will continue to make grants of awards pursuant to the terms of the Plan as currently in effect and subject to applicable law.
In setting the number of proposed additional shares issuable under the Amended Plan, the Compensation Committee and the Board considered a number of factors including: shares currently available under the Plan and how long the shares available (both currently and assuming the approval by the shareholders of this Proposal 2) are expected to last; historical equity award granting practices; impact of equity awards under the Plan and expected value transfer and dilution.
In fiscal years 2018 to 2020, the Company used 3,804,165 of the shares authorized under the Plan to make equity awards (assuming performance-based RSU awards are earned at target). The approximate annual “run rate” for fiscal years 2018 to 2020 was on average 2.04% per year, based on the average number of shares subject to all equity awards made under the Plan during each of the three fiscal year periods (assuming performance-based RSU awards are earned at target) divided by the average number of shares of Common Stock outstanding as reported in the Form 10-Ks for each of the three fiscal year end periods.
Based on 61,633,890(A) shares outstanding as of January 6, 2021, if all 3,606,458(B) shares subject to outstanding awards under all equity compensation plans and all 749,690 (C) shares available for future awards under all equity compensation plans are ultimately issued, the shareholder dilution would be 6.6%. (Both outstanding and remaining shares available set forth in the preceding sentence were determined assuming outstanding unearned performance-based RSU awards are earned at 200% maximum.) If all of the additional 900,000(D) shares authorized by the Amended Plan are also ultimately issued, the shareholder dilution would be 7.86%. [6.6% dilution = (B+C)/(A+B+C)] [7.86% dilution = (B+C+D)/(A+B+C+D)] In fiscal years 2018, 2019 and 2020, F5 repurchased 4,074,170, 1,185,881 and 799,495 shares respectively for a total of 6,059,546 shares in accordance with its share repurchase program. Purchases under our share repurchase program (as described in our Annual Report on Form 10-K) have enabled us to mitigate the dilutive effect of past awards under our equity plans. The following table illustrates the impact of the share repurchase program on our annual run rate and shareholder dilution for fiscal years 2018 to 2020:
	Current Status Reflecting Share Repurchase Program	Excluding Impact of Share Repurchase Program
Annual Run Rate	2.04%	1.98%
Shareholder Dilution	6.60%	6.05%
Shareholder Dilution (including additional 900,000 shares for Amended Plan)	7.86%	7.21%

In addition, the Company considered the shareholder value transfer and dilution policies of certain major proxy advisory firms.
Summary of the Plan
A copy of the Amended Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description is a summary and does not purport to be a complete description and is qualified in its entirety by reference to the text of the Amended Plan set forth in Appendix A. See Appendix A for more detailed information.
General. The Plan provides for grants of nonstatutory stock options (“NSOs”), which are options that do not qualify as incentive stock options under Section 422 of the Code, and stock units to employees, including officers, or directors of and consultants to the Company or any affiliate of the Company. The Plan in addition to providing for such awards also specifically provides for performance shares, performance units, stock awards, stock appreciation rights and other cash-based awards or incentives payable in cash or in shares. The Plan also permits substitute awards in connection with a transaction without such awards reducing the number of shares available for new awards under the Plan. As of January 6, 2021, approximately 6,208 employees and 11 non-employee directors are eligible to participate in the Plan. Shares subject to awards that have lapsed or terminated, without having been exercised in full, may again become available for the grant of awards under the Plan. The Plan does not include an automatic share replenishment (“evergreen”) feature.
The Board of Directors or a committee appointed by the Board of Directors (in either case, the “Administrator”) administers the Plan. The Administrator has broad discretionary authority to determine which recipients and what types of awards are to be granted, including the exercise price, if any, applicable to awards, the number of shares subject to awards, the vesting and/or exercisability of awards and any other terms and conditions (including forfeiture conditions) that apply to awards. Any award may be granted either alone or in tandem with other awards.
The Board of Directors may amend the Plan; provided that no amendment will be effective unless approved by the shareholders of the Company if shareholder approval is necessary to satisfy applicable laws or stock exchange listing requirements. In addition, shareholder approval is required if the exercise price of any outstanding option is to be reduced (other than as a result of certain adjustments to outstanding awards to reflect corporate capital transactions, such as stock splits, a change in control of the Company or other reorganizations). The Amended Plan provides for termination on March 13, 2029, unless the Plan is terminated sooner by the Board of Directors.
If any change is made to the Common Stock without receipt of consideration by the Company (through merger, reorganization, stock split, stock dividend, combination of shares or similar change to the capital structure), the Plan and each outstanding award will be appropriately adjusted in (1) the number and kind of shares subject to the Plan, (2) the share limitations set forth in the Plan (including the limit of 2,000,000 shares that may be granted to any employee in any fiscal year), (3) the number and kind of shares covered by each outstanding award and (4) the exercise or purchase price per share subject to each outstanding award.
Certain Limitations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during any single year to certain executive officers. Prior to the Tax Cuts and Jobs Act of 2017, there was an exception to such tax deduction limitation for certain “performance-based compensation” that met the requirements specified in Section 162(m) of the Code and the regulations thereunder in effect prior to the Tax Cuts and Jobs Act of 2017 (“Prior 162(m)”). The Plan provides that no employee may be granted awards under the Plan covering more than 2,000,000 shares in any fiscal year, whether or not such awards are intended to be treated as performance-based compensation under Prior 162(m). The Plan also provides that no employee may be granted a cash award intended to be treated as performance-based compensation under Prior 162(m) of more than five million dollars in any fiscal year.
Options. Any Options granted under the Plan are NSOs. The term of options granted under the Plan may not exceed 10 years. An optionee may not transfer options other than by will or the laws of descent or distribution. The per share exercise price of all options must be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The closing price of the Common Stock as reported on the Nasdaq Global Select Market on January 6, 2021 was $178.58 per share. The Plan permits payment of an exercise price to be made by cash, check, wire transfer, other shares of Company Common Stock, broker assisted same-day sales, any other form of consideration permitted by applicable law and acceptable to the Board of Directors or any combination thereof. Options granted under the Plan vest at the rate specified in the option agreement.
Stock Units and Stock Awards. Stock Units under the Plan give the right to receive shares of Common Stock. Stock awards are awards of restricted or unrestricted shares of Common Stock. Each stock unit or stock award agreement will contain provisions regarding (1) the number of shares subject to such award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance or other criteria, if any, that will determine the number of shares vested, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Board of Directors or other administrator of the Plan, (5) restrictions on the transferability of the award, and (6) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of Common Stock held by the participant that have not vested or which are otherwise subject to forfeiture conditions. Rights under a stock unit or stock award agreement may not be transferred other than by will or by the laws of descent and distribution.
Stock Appreciation Rights. A stock appreciation right (SAR) under the Plan would entitle a participant to receive a payment, in cash, shares of Common Stock, or a combination of both, in an amount equal to the difference between the fair market value of our Common Stock at the time of exercise and the grant price of the award, which may not be lower than the fair market value of our Common Stock on the day of grant. SARs may be exercised during a period of time of up to ten years after the grant date, as determined by the Administrator. Stock appreciation rights may be granted alone or in tandem with options or in any combination of these forms. Upon exercise of a stock appreciation right, a participant will receive payment in an amount equal to the product of the excess of the fair market value of a share of our Common Stock on the date of exercise over the base price multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised.
Performance Shares and Performance Units. A grant of performance shares or performance units under the Plan would entitle a participant to receive cash, shares of Common Stock (which may be in the form of restricted stock or stock units), or a combination of both, based on the degree of achievement of pre-established performance criteria over a performance period, as determined by the Administrator. The Administrator has discretion to determine the terms of any award of performance shares or performance units, including the maximum amount payable (subject to the Amended Plan’s stated limits), the performance period, performance criteria (which may be based on Company, group, unit, individual or other performance), and level of achievement versus these criteria, the timing of any payment, restrictions on an award of performance shares or performance units prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the Amended Plan.
Qualifying Performance Criteria. The Administrator may establish performance criteria and the level of achievement versus such criteria that determines the number of shares of Common Stock to be granted, retained, vested, issued, or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on qualifying performance criteria or other criteria based on Company, group, unit, individual or other performance. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an award may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.
Qualifying performance criteria may be any one or more of the following performance criteria: revenue; earnings before all or any of interest expense, taxes, depreciation and amortization; cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; net worth; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); sales (net, gross or growth measured by product line, territory, customers or other category); market share; operating margins; profits; profit margins; peer group performance; return on equity; stock price appreciation; total shareholder return; industry indices; costs; cost control; capital expenditures; strategic initiatives; market share; net income; achievement of balance sheet or income statement objectives; customer satisfaction, employee satisfaction, services performance, cash management or asset management metrics; or profitability of an identifiable business unit or product.

The qualifying performance criteria may be applied either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually, cumulatively over a period of years, or other period as determined by the Committee, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group. In addition, the Administrator may provide that qualifying performance criteria be adjusted as determined appropriate by the Administrator including, without limitation, to reflect extraordinary, unusual or infrequently occurring events, transactions or other items; acquired, discontinued or disposed operations; effects of changes in accounting principles, tax or other laws or requirements; regulatory capital requirements; or similar events or circumstances.
The Amended Plan provides that it is not intended to modify in any material respect any award pursuant to a written binding contract in effect on November 2, 2017 that is intended to be “performance-based compensation” under Prior Section 162(m) of the Code.
No Repricing without Shareholder Approval. The Plan also provides that options and stock appreciation rights may not be repriced without shareholder approval, subject to the Plan’s adjustment provisions for changes in capitalization, such as stock splits, a change in control of the Company or other transactions.
Non-US Jurisdictions. Under the Plan, the Administrator specifically has the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of countries or jurisdictions other than the United States to ensure the viability of the benefits from awards granted to participants employed or providing services in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable laws or regulations outside the United States and meet the objectives of the Plan.
Transaction Adjustments. Subject to the provisions of any award agreement, upon certain changes in control of the Company as provided under the Plan, the surviving entity will either assume or substitute all outstanding awards under the Plan. If the surviving entity determines not to assume or substitute these awards, then with respect to persons whose service with the Company or any affiliate of the Company has not terminated before the change in control, the vesting of 50% of these awards (and the time during which these awards may be exercised) will accelerate and the awards will terminate if not exercised before the change in control.
Awards Granted to Certain Persons. All awards to directors, executive officers, and employees under the Plan are made at the discretion of the Administrator. Therefore, the benefits and amounts that will be received or allocated under the Amended Plan are not determinable at this time. No awards have been granted that are contingent on the approval of the Amended Plan. As of January 6, 2021, there were (i) no shares of Common Stock subject to outstanding options; and (ii) 3,606,458 shares of Common Stock subject to outstanding unvested stock units (assuming outstanding unearned performance-based RSU awards are earned at 200% maximum).
Since the initial approval of the Plan in 2005 through January 6, 2021, the following number of stock options have been granted under the Plan to the individuals and groups described in the table.
Name and Position/Group	Number of Options Granted
François Locoh-Donou President and Chief Executive Officer	0
Frank Pelzer Executive VP and Chief Financial Officer	0
Tom Fountain Executive VP of Global Services and Chief Strategy Officer	0
Scot Rogers Executive VP and General Counsel	0
Chad Whalen Executive VP of Worldwide Sales	0
Executive Group	0
Non-Executive Director Group	75,000
Non-Executive Officer Employee Group	0

Certain Federal Income Tax Consequences
THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.
Stock option grants under the Plan are intended to be NSOs. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company at that time. Under current tax laws, if a participant exercises a NSO as to vested shares (meaning, shares that are not subject to a substantial risk of forfeiture as further described below), he or she will recognize compensation income equal to the difference between the fair market value of the Common Stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its income tax return. Options granted under the Plan will generally not permit recipients to exercise the options as to unvested shares.
Generally, recipients of stock units, stock awards or performance shares (to the extent such awards are unvested at the time of grant) do not recognize income at the time of the grant of such awards. However, income tax is paid on the value of the stock at ordinary income rates when shares are no longer subject to a “substantial risk of forfeiture” or the units are converted to shares of Common Stock no longer subject to a “substantial risk of forfeiture”, and then at capital gain rates when the shares are sold. In certain cases, the participant may be eligible to make an election under Section 83(b) of the Code, in which case the timing of the tax recognition event and the amount of income recognized will differ from that described above.
A recipient of a performance unit or contingent right to cash generally will not have taxable income upon such grant. Taxation will generally occur when the performance unit or cash become payable. At that time, the recipient will generally recognize ordinary income equal to the amount then paid.
Section 162(m) Limitations. As discussed above, as a public company, the Company is subject to the tax-deduction rule of Section 162(m) of the Code (generally applicable to compensation in excess of $1 million paid to certain of the Company’s executive officers during any year other than certain grandfathered payments pursuant to written binding contracts in effect on November 2, 2017).
Section 409A of the Code. If an award under the Plan constitutes nonqualified deferred compensation that is subject to Section 409A of the Code, certain requirements must be met (e.g., rules regarding deferral elections, distributions and acceleration of benefits). If the requirements are not satisfied, the participant may have to include an amount in income currently (or, if later, when no longer subject to a substantial risk of forfeiture), and may be subject to an additional tax equal to 20% of the amount included in income plus interest from the date of deferral (at the IRS underpayment rate plus 1%). NSOs are generally exempted from the requirements of Section 409A of the Code if certain requirements are satisfied (e.g., if the exercise price can never be less than the fair market value of the stock on the grant date).
To the extent that the payments or benefits provided under the Plan are considered deferred compensation subject to Section 409A of the Code, the Company intends for the Plan to comply with the standards for nonqualified deferred compensation established by Section 409A. The Amended Plan includes additional language regarding compliance with Section 409A.

Equity Compensation Plan Information
The following table provides information as of September 30, 2020 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.
	Column A	Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (total securities authorized but unissued under the plans, less Column A)
Equity compensation plans approved by security holders(1)	1,949,557(2)	$35.52(3)	4,357,039(4)
Equity compensation plans not approved by security holders(5)	498,935(6)	$3.95	72,934
Total(7)	2,448,492	$35.52	4,429,973
(1)
Consists of the F5 Networks, Inc. 2014 Incentive Plan, the F5 Networks, Inc. Assumed Nginx Inc. 2011 Share Plan (the “Assumed Nginx Plan”), and the F5 Networks, Inc. Assumed Shape 2011 Stock Plan (the “Assumed Shape Plan”). The Company terminated the Assumed Nginx Plan effective October 31, 2019 and no additional shares may be issued from the Assumed Nginx Plan. The Company terminated the Assumed Shape Plan effective December 28, 2020 and no additional shares may be issued from the Assumed Shape Plan.

(2)
Includes 131,342 shares issuable upon exercise of outstanding options and 17,986 shares issuable upon vesting of outstanding RSUs granted under the Assumed Nginx Plan, 259,709 shares issuable upon exercise of outstanding options and 5,631 shares issuable upon vesting of outstanding RSUs granted under the Assumed Shape Plan, and 1,534,889 shares issuable upon vesting of outstanding RSUs granted under the 2014 Incentive Plan. Also included are performance-based RSU awards reported as outstanding at maximum achievement — 200% of the target award.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, including performance-based RSU awards, which have no exercise price.
(4)	Includes 1,899,745 shares reserved for issuance under the 2011 Employee Stock Purchase Plan (“ESPP Plan”).
(5)
Consists of the F5 Networks, Inc. Assumed Traffix Communication Systems Ltd. 2007 Israeli Employee Share Option Plan (the “Traffix 2007 Plan”), the F5 Networks, Inc. Nginx Acquisition Equity Incentive Plan (the “Nginx Acquisition Plan”), and the F5 Networks, Inc. Shape Acquisition Equity Incentive Plan (the “Shape Acquisition Plan”). The material features of each of these equity compensation plans are set forth in Note 11 in our financial statements, “Summary of Significant Accounting Policies — Stock-based Compensation” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2020. The Company terminated the Traffix 2007 Plan effective January 3, 2014 and no additional shares may be issued from the Traffix 2007 Plan. The Company terminated the Nginx Acquisition Plan effective October 31, 2019 and no additional shares may be issued from the Nginx Acquisition Plan. The Company terminated the Shape Acquisition Plan effective December 28, 2020 and no additional shares may be issued from the Shape Acquisition Plan.

(6)
Includes 49 shares issuable upon exercise of outstanding options granted under the Traffix 2007 Plan, 121,820 shares issuable upon vesting of outstanding RSUs granted under the Nginx Acquisition Plan, and 377,066 shares issuable upon vesting of outstanding RSUs granted under the Shape Acquisition Plan.

(7)
As of January 6, 2021, for all equity compensation plans, the number of securities to be issued upon exercise of outstanding options and rights totaled 3,606,458, which includes 333,007 shares issuable upon the vesting of outstanding options at a weighted-average exercise price of $37.99 and a weighted-average remaining option term of 7.55 years, and 3,273,451 shares issuable upon vesting of RSUs (assuming outstanding unearned performance-based RSU awards are earned at 200% maximum). As of January 6, 2021, the number of securities remaining available for future issuance under all equity compensation plans totaled 2,418,658, which includes 1,668,968 shares reserved for issuance under the ESPP and 749,690 shares reserved for issuance under the 2014 Incentive Plan (assuming outstanding unearned performance-based RSU awards are earned at 200% maximum). As of January 6, 2021, there were no securities remaining available for future issuance in connection with new awards under the Traffix 2007 Plan, the Assumed Nginx Plan, the Nginx Acquisition Plan, the Assumed Shape Plan, or the Shape Acquisition Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF 2014 INCENTIVE PLAN AS AMENDED AND RESTATED
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “for” this proposal.

PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors requests that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.
Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021. If the shareholders do not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and the shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Our shareholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company is presenting this proposal which gives shareholders the opportunity to endorse or not endorse our executive compensation programs through an advisory vote for or against the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement.”
•
As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” beginning at page 23, our executive compensation programs are designed to directly link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs have achieved these objectives and the Board of Directors urges shareholders to approve the compensation of our NEOs by voting FOR the resolution set forth above. At the Annual Meeting for fiscal year 2019, over 87% of the votes cast supported the Company’s executive compensation resolution. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors:

The Company’s Strong Performance
•	Record annual revenue $2.35 billion, up 5% over fiscal year 2019
•	Cash flows from operations of $661 million
•	GAAP net income of $307 million
•	Year over year software revenue growth of 52%
•	$100.0 million returned to shareholders through stock buybacks
•	Seven company employees were included in CRN’s 2020 Women of the Channel
•	F5 recognized in the Puget Sound Business Journal’s Top Corporate Philanthropists
•	F5 selected for the Washington State Governor’s Volunteer Service Award
•	F5 named in the Top 10 in Tech Hardware sector for America’s Most Just Companies
•	F5’s Shape Security won 2020 Fortress Cyber Security Award: Software & Applications
•	F5 captured Microsoft’s Security Partner Award for Customer Impact at the 2020 RSA conference
•	F5’s Shape Security named a Hot Company of the Year for Security Services in Network Product Guide’s 2020 IT World Awards
Compensation and Governance Programs
•	We emphasize pay for performance and align executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.
•	Incentive-based compensation is at risk if certain threshold performance metrics are not achieved.
•	Our compensation programs do not encourage excessive or unnecessary risks that could have a material adverse effect on the Company’s value or operating results.
•	We conduct an annual review of our executive compensation programs and utilize peer and survey group data to evaluate these programs and to ensure that they achieve the desired goals and objectives.
•	We have adopted stock ownership and stock holding guidelines for our executive officers to further ensure that the interests of the executive officers are aligned with those of our shareholders.
•	We have a policy which prohibits executive officers from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and hedging transactions related to the Company’s securities. In addition, executive officers are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
•	The shareholder advisory vote on executive compensation for fiscal year 2019 was approved by over 87% of the votes cast.
•
We believe the revenue and EBITDA targets used for the cash incentive compensation are appropriate measurements as the Company’s ability to deliver consistent and strong financial performance is of crucial importance in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The targets approved by the Compensation Committee each fiscal year require solid execution by the executive team. While the Compensation Committee believes that revenue and EBITDA targets continue to reflect metrics that drive the creation of shareholder value over time, the Committee also evaluates market conditions for executive compensation, shareholder feedback and the inputs of various proxy advisory services. In response to these various inputs, the Committee made changes to the long-term incentive program commencing with fiscal year 2018. The Committee now differentiates long-term performance-based equity incentive metrics from the short-term cash incentive program. More specifically, the Committee adopted the following long-term performance based equity incentive metrics:

•	annualized total Company revenue to continue the executive focus on revenue growth while incentivizing a longer-term view of that growth;
•	year-over-year growth in Company stand-alone software revenues to recognize and reward the Company’s shift to a more software focus; and
•	a relative total shareholder return component benchmarked against the S&P 500 to continue to align the compensation of the NEOs with shareholder return.
•
We conduct a shareholder advisory vote on executive compensation on an annual basis and meet regularly with shareholders and analysts. The Committee believes that the results of last year’s vote where the proposal met with over 87% shareholder approval represents a high level of approval of the Company’s executive compensation plan.

As an advisory vote, this proposal is not binding on the Company. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED DISCLOSURES

OTHER BUSINESS
Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR 2021
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2021 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our Common Stock in accordance with Rule 14a-8(b), to our principal executive offices in care of our Secretary, F5, 801 Fifth Avenue, Seattle, Washington 98104. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on September 29, 2021. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
In addition, the Company’s Bylaws provide that any shareholder intending to propose any nominations or other business at our annual meeting for fiscal year 2021 pursuant to the Company’s Bylaws must provide advance notice and such advance notice must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, which in the case of the annual meeting for fiscal year 2021 would mean no earlier than November 11, 2021, and no later than December 11, 2021. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting, and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or in the event public announcement of the date of such annual meeting is first made by the Company fewer than one hundred (100) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain, among other things, the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and any shareholder associated person, (C) the class and number of shares of the Company that are beneficially owned by the shareholder and any shareholder associated person, and (D) the other information required by the Bylaws, including any other information reasonably requested by the Company. With respect to any shareholder nominees for director such notice shall include as to each person (a “nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivatives positions held or beneficially held by the nominee, (D) a description of any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivatives, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such nominee with respect to the Company’s securities, (E) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (F) the other information required by the Bylaws, including any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or reelection of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or reelected, as the case may be) or the Company’s Bylaws.

The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal, including nomination, that does not comply with these and other applicable requirements, and submission of a shareholder proposal or nomination does not guarantee that it will be included in the proxy statement or be presented at the annual meeting.
A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.
INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal 2020 (the “2020 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.
The 2020 Annual Report and this Proxy Statement may be found under the “Company — Investor Relations—Financials” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2020 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2020 Annual Report or this Proxy Statement, shareholders should contact the Company at: Investor Relations, F5, 801 Fifth Avenue, Seattle, Washington 98104. The Company’s telephone number at that location is (206) 272-5555.
If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your broker, nominee or other holder of record to request information about householding.
By Order of the Board of Directors

Scot F. Rogers
Secretary

Appendix A
F5 NETWORKS, INC.
2014 INCENTIVE PLAN
1. PURPOSES.
(a) Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Directors and Consultants of the Company and its Affiliates.
(b) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock or from Company performance through the granting of Awards.
(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.
2. DEFINITIONS.
(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(b) “Applicable Laws” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.
(c) “Award” means any right granted under the Plan, including an Option, Stock Award, Stock Unit, Stock Appreciation Right, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in Shares as may be designated by the Committee from time to time.
(d) “Award Agreement” means a written or electronic agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(e) “Board” means the Board of Directors of the Company.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Committee” means a committee appointed by the Board in accordance with subsection 3(c).
(h) “Common Stock” means the common stock of the Company.
(i) “Company” means F5 Networks, Inc., a Washington corporation.
(j) “Consultant” means any person, including an advisor, (i) who is engaged by the Company or an Affiliate to render services other than as an Employee or as a Director or (ii) who is a member of the Board of Directors of an Affiliate.
(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity among the Company or an Affiliate for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.
For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. Subject to Section 14(b), the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(l) “Covered Employee” means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the chief executive officer and chief financial officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Prior Section 162(m) of the Code.
(m) “Director” means a member of the Board of Directors of the Company.
(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
(o) “Employee” means any person employed by the Company or an Affiliate. Subject to the Applicable Laws, the determination of whether an individual (including leased and temporary employees) is an Employee hereunder shall be made by the Board (or its Committee), in its sole discretion. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q) “Fair Market Value” means, as of any date, the value of the Common Stock as determined in good faith by the Committee. Unless otherwise determined by the Committee, if the Common Stock is listed on any established stock exchange, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or such other exchange or market with the greatest volume of trading in the Common Stock) on the day of determination or, if the day of determination is not a market trading day, then on the last market trading day prior to the day of determination.
(r) “Independent Director” means a Director who qualifies as an “independent” director under applicable Nasdaq rules (or the rules of any exchange on which the Common Stock is then listed or approved for listing).
(s) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)) and does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(u) “Option” means a nonstatutory stock option (meaning, an option not intended to qualify as an incentive stock option under Code Section 422) granted pursuant to the Plan.
(v) “Outside Director” means a Director of the Company who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Prior Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Prior Section 162(m) of the Code.
(w) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(x) “Plan” means this F5 Networks, Inc. 2014 Incentive Plan.
(y) “Prior Section 162(m) of the Code” means Section 162(m) of the Code as in effect prior to the amendments made to Section 162(m) of the Code by Section 13601 of the Tax Cuts and Jobs Act of 2017.
(z) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 below.
(cc) “Stock Appreciation Right” means a right granted under Section 8 to receive the excess of the Fair Market Value of a specified number of Shares over the grant price.
(dd) “Stock Award” means an Award of Shares granted under Section 7 below, the rights of ownership of which may or may not be subject to restrictions prescribed by the Committee.
(ee) “Stock Unit” means an Award giving the right to receive Shares granted under Section 7 below.
(ff) “Substitute Award” means an Award granted in connection with a transaction in substitution, exchange, conversion, adjustment, assumption or replacement of awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or otherwise combines.
3. ADMINISTRATION.
(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee or an administrator, as provided in subsection 3(c).
(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions, terms and conditions of each Award granted (which need not be identical as among Participants or as among types of Awards), including, without limitation: the time or times when a person shall be permitted to receive Shares or dollars pursuant to an Award, the number of Shares (if any) or dollars (if any) with respect to which an Award shall be granted to each such person, the exercise or purchase price (if any) of an Award, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any other restriction (including forfeiture restriction), limitation or term of any Award, based in each case on such factors as the Board, in its sole discretion, shall determine; provided, however, that such provisions, terms and conditions are not inconsistent with the terms of the Plan.
(ii) In order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.
(iii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(iv) To amend the Plan or an Award as provided in Section 16.
(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.
(c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Prior Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, and/or solely of two or more Independent Directors under applicable Nasdaq (or other exchange) rules. The Board or the Committee may further delegate its authority and responsibilities under the Plan to an Officer. However, if administration is delegated to an Officer, such Officer may grant Awards only within guidelines established by the Board or the Committee, and only the Board or the Committee may make an Award to an Officer or Director. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the

Committee or subcommittee, or an Officer to whom authority has been delegated), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan, and unless otherwise specified by the Board shall retain any authority granted to a committee or individual hereunder unto itself.
4. SHARES SUBJECT TO THE PLAN.
(a) Share Reserve. Subject to the provisions of Section 15 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Awards, shall not exceed in the aggregate Twenty-Two Million One Hundred Eighty Thousand (22,180,000) Shares of Common Stock. Substitute Awards may be granted under the Plan and such Substitute Awards shall not reduce the aggregate number of Shares available for Awards under the Plan.
(b) Limitation on Awards. No Employee shall be eligible to be granted Awards covering more than Two Million (2,000,000) Shares during any fiscal year of the Company.
(c) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised or settled in full, the Shares not acquired under such Award shall revert to and again become available for issuance under the Plan. Further, if any previously-issued Shares are forfeited under the terms and conditions of the Award, then any Shares so forfeited shall revert to and again become available for issuance under the Plan. The provisions of this Section 4(c) are qualified by Section 4(a) such that the total number of Shares issued and outstanding under the Plan at any time may not exceed the number set forth in Section 4(a) (as adjusted under Section 15).
(d) Source of Shares. The stock subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.
5. ELIGIBILITY.
Awards may be granted to Employees, Directors and Consultants.
6. OPTION PROVISIONS.
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.
(b) Exercise Price of an Option. The exercise price of each Option shall be at least equal to the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted as a Substitute Award with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash, check or wire transfer at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option or subsequently by (1) by delivery to the Company of other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, (2) if, as of the date of exercise of an Option the Company then is permitting Employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes, (3) in any other form of legal consideration that may be acceptable to the Board, or (4) any combination of the foregoing methods. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Board may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

(d) Transferability of an Option. The Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.
(e) Vesting. The total number of Shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.
(f) Termination of Continuous Service. In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
(g) Extension of Termination Date. Following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability), if the Participant would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act or violate any prohibition on trading on the basis of possession of material nonpublic information involving the Company and its business, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a), or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such requirements.
(h) Disability of Participant. In the event a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate.
(i) Death of Participant. In the event (i) a Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Option Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Participant was vested in the Option Shares and entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
(j) Exercise Generally. Options shall be considered exercised when the Company (or its authorized agent) receives (i) written or electronic notice from the person entitled to exercise the Option of intent to exercise a specific number of Shares, (ii) full payment or appropriate provision for payment in a form and method acceptable to the Board or Committee, for the Shares being exercised, and (iii) if applicable, payment or appropriate provision for payment of any withholding taxes due on exercise. An Option may not be exercised for a fraction of a Share. The Option may, at the discretion of the Board or Committee, include a provision whereby the Participant may elect to exercise the Option as to Shares that are not yet vested. Unvested Shares exercised in such manner may be subject to a Company repurchase right under Section 14(h) or such other restrictions or conditions as the Board or Committee may determine.
(k) Administrator Discretion. Notwithstanding the provisions of this Section 6, the Board or the Committee shall have complete discretion exercisable at any time to (i) extend the period of time for which an Option is to remain exercisable, following the Participant’s termination of Continuous Service, but in no event beyond the expiration date for the Option, and (ii) permit the Option to be exercised, during the applicable post-termination exercise period, not only with respect to the number of Shares that were vested on the date of termination, but also with respect to additional Shares on such terms and conditions as the Board or Committee may determine.
7. PROVISIONS OF STOCK AWARDS AND STOCK UNITS.
Each Award Agreement reflecting the issuance of a Stock Award or Stock Unit shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a) Consideration. A Stock Award or Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.
(b) Vesting; Restrictions. Shares of Common Stock awarded under the Award Agreement reflecting a Stock Award or Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Board.
(c) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the agreement.
(d) Transferability. Rights to acquire Shares of Common Stock under a Stock Award or Stock Unit agreement shall not be transferable except by will or by the laws of descent and distribution, and Shares of Common Stock issued upon vesting of a Stock Award or Stock Unit shall be issuable during the lifetime of the Participant only to the Participant.
8. STOCK APPRECIATION RIGHTS.
Each Award Agreement reflecting the issuance of a Stock Appreciation Right shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a) Grant Price. A Stock Appreciation Right may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem Stock Appreciation Right shall be equal to the exercise price of the related Option. The grant price of a freestanding Stock Appreciation Right shall be established in accordance with procedures for Options set forth in Section 6.
(b) Term. A Stock Appreciation Right may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the Award Agreement evidencing the Stock Appreciation Right, the maximum term of a freestanding Stock Appreciation Right shall be ten years, and in the case of a tandem Stock Appreciation Right, (a) the term shall not exceed the term of the related Option and (b) the tandem Stock Appreciation Right may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem Stock Appreciation Right may be exercised only with respect to the shares for which its related Option is then exercisable.
(c) Payment. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the Stock Appreciation Right by (b) the number of shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a Stock Appreciation Right may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9. PERFORMANCE AWARDS.
(a) Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 11, the amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
(b) Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 11, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
10. OTHER STOCK OR CASH-BASED AWARDS.
Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in Shares under the Plan.
11. CODE SECTION 162(m) PROVISIONS.
Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may, including, without limitation, for purposes of any jurisdiction that either directly or indirectly incorporates Prior Section 162(m) of the Code, provide that this Section 11 is applicable to such Award.
(a) Performance Criteria. If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” either individually, alternatively or in combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually, cumulatively over a period of years, or other period as determined by the Committee, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee, with such adjustments determined appropriate by the Committee to the extent consistent with Prior Section 162(m) of the Code including, without limitation, to reflect extraordinary, unusual or infrequently occurring events, transactions or other items; acquired, discontinued or disposed operations; effects of changes in accounting principles, tax or other laws or requirements; regulatory capital requirements; or similar events or circumstances; revenue; earnings before all or any of interest expense, taxes, depreciation and amortization; cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; net worth; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); sales (net, gross or growth measured by product line, territory, customers or other category); market share; operating margins; profits; profit margins; peer group performance; return on equity; stock price appreciation; total shareholder return; industry indices; costs; cost control; capital expenditures; strategic initiatives; market share; net income; achievement of balance sheet or income statement objectives; or customer satisfaction, employee satisfaction, services performance, cash management or asset management metrics; or profitability of an identifiable business unit or product (together, the “Performance Criteria”).
The Committee, to the extent consistent with “performance-based compensation” within the meaning of Prior Section 162(m)(4)(C) of the Code, may provide that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees and to the extent deemed appropriate by the Committee, they shall be prescribed in a form intended to satisfy the requirements for “performance-based compensation” within the meaning of Prior Section 162(m)(4)(C) of the Code.
(b) Adjustment of Awards. Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.
(c) Limitations. Subject to adjustment from time to time as provided in Section 15, no Covered Employee may be granted Awards other than Performance Units subject to this Section 11 in any fiscal year period with respect to more than 2,000,000 Shares for such Awards, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 11 granted to any Covered Employee in any one fiscal year is $5,000,000.
The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate including to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Prior Section 162(m)(4)(C) of the Code, or any successor provision thereto.
Notwithstanding any other provision in the Plan, the Plan is not intended to modify in any material respect any Award pursuant to a written binding contract in effect on November 2, 2017 that is intended to be “performance-based compensation” under Prior Section 162(m) of the Code.
12. COVENANTS OF THE COMPANY.
(a) Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of Shares of Common Stock required to satisfy such Awards.
(b) Securities Law Compliance. If the Company does not obtain from any regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Awards unless and until such authority is obtained.
13. USE OF PROCEEDS FROM STOCK; UNFUNDED PLAN.
Proceeds from the sale of stock pursuant to Awards shall constitute general funds of the Company. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards hereunder, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any asset which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor any party authorized to administer the Plan be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor any party authorized to administer the Plan shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.
14. GENERAL.
(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, become exercisable or be settled in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first vest, be exercised or be settled.

(b) Leave of Absence. The Board (or any other party to whom such authority has been delegated) shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any unpaid leave of absence consistent with law.
(c) Dividends and Dividend Equivalents. No dividends or dividend equivalents shall be paid to Participants with respect to unvested Awards until such Awards vest but this sentence shall not prohibit the payment of dividends or dividend equivalents attributable to the period while Awards were unvested to be paid upon or after the vesting of the Award. Subject to the foregoing, Participants may, if the Committee so determines, be credited with dividends paid with respect to Shares underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Stock Awards or Stock Units. Furthermore, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.
(d) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms.
(e) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or any Award granted pursuant thereto shall confer upon any Participant or other holder of Awards any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if the issuance of the Shares upon the exercise or acquisition of stock under the Award has been registered under a then currently effective registration statement under the Securities Act; or as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.
(g) Withholding Obligations. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award; (iii) authorizing the Company to withhold amounts from amounts otherwise deliverable to the Participant as a result of Awards; or (iv) delivering to the Company owned and unencumbered Shares.

(h) Stock Unit Repurchase Limitation. The terms of any repurchase option for a Stock Unit or Share shall be specified in the Award and may be at the Fair Market Value of the stock subject to the Award at the time of repurchase, at the original price or on such terms and conditions as the Board may determine (and as shall be reflected in the Award Agreement); provided however that this Section 14(h) shall in no way limit the Company’s ability to adjust any Award as provided under Section 15 below.
(i) No Repricing. In no event shall the Committee have the right, without shareholder approval, to (i) lower the price of an Option or Stock Appreciation Right after it is granted, except in connection with adjustments provided in Section 15; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option or Stock Appreciation Right at a time when its exercise or grant price exceeds the fair market value of the underlying Share, in exchange for cash or another Award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; provided however that this Section 14(i) shall in no way limit the Company’s ability to adjust Awards as provided under Section 15 below.
(j) Interpretation of Plan and Awards. In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. All questions arising under the Plan or under any Award shall be decided by the Board or the Committee in its or their total and absolute discretion and such decisions shall be final and binding on all parties.
(k) Electronic Communication. Any document required to be delivered under the Plan, including under the Applicable Laws, may be delivered in writing or electronically. Signature may also be electronic if permitted by the Board or the Committee, and if permitted by Applicable Law.
(l) Escrow of Shares. To enforce any restriction applicable to Shares issued under the Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.
(m) Participants in Non-US Jurisdictions. Without amending the Plan, the Committee may grant Awards to Employees, Consultants or Directors who are not U.S. citizens on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of countries or jurisdictions other than the United States in which the Company or any Affiliate may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed or providing services in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable laws or regulations outside the United States and meet the objectives of the Plan.
(n) Recoupment of Awards. All Awards (including Awards that have vested in accordance with the Award Agreement) shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company from time to time or recoupment requirement imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards.
15. ADJUSTMENTS UPON CHANGES IN STOCK.
(a) Capitalization Adjustments. If any change is made in the stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 4(b) or 11(c), and the outstanding Awards will be appropriately adjusted in the class(es) and number of securities and price per Share of stock subject to such outstanding Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)
(b) Change in Control — Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then such Awards shall be terminated if not exercised (if applicable) prior to such event.
(c) Change in Control — Asset Sale, Merger, Consolidation or Reverse Merger or Acquisition of Stock.
(i) In the event of (1) a sale of substantially all of the assets of the Company, or (2) a merger or consolidation in which the Company is not the surviving corporation, or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (4) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including with respect to an Award to acquire the same consideration paid to the shareholders in the transaction described in this subsection 15(c) for those outstanding under the Plan).
(ii) For purposes of subsection 15(c) an Award shall be deemed assumed if, following the change in control, the Award confers the right to purchase in accordance with its terms and conditions, for each share of Common Stock subject to the Award immediately prior to the change in control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Common Stock on the effective date of the change in control was entitled.
(iii) Subject to the provisions of any Award Agreement, in the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those outstanding under the Plan, then with respect to Awards held by Participants whose Continuous Service has not terminated, the vesting of 50% of such Awards (and, if applicable, the time during which such Awards may be exercised or settled) shall be accelerated in full, and the Awards shall terminate if not exercised or settled (if applicable) at or prior to such event. With respect to any other Awards outstanding under the Plan, such Awards shall terminate if not exercised (if applicable) prior to such event.
(iv) The Board shall at all times have the authority, in its sole discretion, to provide for additional or different vesting, exercisability, settlement or forfeiture conditions with respect to Awards than that reflected in this Section 15(c), provided that its determinations in this regard shall be reflected in the Award Agreement (including in amendments thereto) issued to the affected Participant.
16. AMENDMENT OF THE PLAN AND AWARDS.
(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 15 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.
(b) Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.
(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code or any other Applicable Law.
(d) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
(e) Amendment of Awards. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

17. TERMINATION OR SUSPENSION OF THE PLAN.
(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on March 13, 2029. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b) No Impairment of Rights. Suspension or termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the Participant.
18. EFFECTIVE DATE OF PLAN.
The Plan was originally adopted by the Board on December 31, 2004 and originally approved by shareholders on February 24, 2005 and subsequently amended by the Board of Directors on January 8, 2007, January 23, 2007, August 5, 2007 and January 7, 2009. The Board of Directors approved amendments and restatements of the Plan on January 3, 2014, January 5, 2015, January 20, 2017, January 18, 2019 and January 21, 2020 which were subsequently approved by shareholders on March 13, 2014, March 12, 2015, March 9, 2017, March 14, 2019 and March 12, 2020, respectively. This amendment and restatement of the Plan has been approved by the Board on January 22, 2021, but it will only become effective when it is approved by the Company’s shareholders at the annual meeting of the Company’s shareholders on March 11, 2021 or any adjournment thereof (the “2021 Annual Meeting”). If this amendment and restatement is not approved by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote thereon, at the 2021 Annual Meeting in accordance with the laws of the State of Washington and other applicable requirements, this amendment and restatement shall be void and the terms of the Plan prior to this amendment and restatement shall instead govern.
19. COMPLIANCE WITH LAWS AND REGULATIONS.
The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.
20. GOVERNING LAW.
All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of Washington, without regard to such states conflict of laws rules. Participants irrevocably consent to the jurisdiction and venue of the state and federal courts located in the State of Washington.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

During The Meeting - Go to **www.virtualshareholdermeeting.com/FFIV2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30611-P47668

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

F5 NETWORKS, INC.

The Board of Directors recommends you vote FOR the following ten Director Nominees:

Nominees:	For	Against	Abstain
1a. Sandra E. Bergeron	☐	☐	☐
1b. Elizabeth L. Buse	☐	☐	☐
1c. Michel Combes	☐	☐	☐
1d. Michael L. Dreyer	☐	☐	☐
1e. Alan J. Higginson	☐	☐	☐
1f. Peter S. Klein	☐	☐	☐
1g. François Locoh-Donou	☐	☐	☐
1h. Nikhil Mehta	☐	☐	☐
1i. Marie E. Myers	☐	☐	☐
1j. Sripada Shivananda	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Approve the F5 Networks, Inc. 2014 Incentive Plan.	☐	☐	☐
3. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2021.	☐	☐	☐
4. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. **UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

D30612-P47668

F5 NETWORKS, INC.
FISCAL YEAR 2020
ANNUAL MEETING OF SHAREHOLDERS
March 11, 2021

The undersigned hereby appoints François Locoh-Donou and Scot F. Rogers (collectively, the “proxies”), and each of them, with full power of substitution, as proxies to vote at the annual meeting of shareholders of F5 Networks, Inc. (the "Company") for fiscal year 2020, to be held on March 11, 2021 at 11:00 a.m., Pacific Time, by live webcast at www.virtualshareholdermeeting.com/FFIV2021, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO BE SIGNED ON REVERSE SIDE